    As filed with the Securities and Exchange Commission on April   , 1997
                                                      Registration No. 333-22129

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       -------------------------------

                              AMENDMENT NO.1 TO
                                  FORM  SB-2
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933


                       -------------------------------

                           WELLINGTON HALL, LIMITED
            (Exact name of registrant as specified in its charter)

                       -------------------------------

              56-0815012                        North Carolina                            4010
   (I.R.S. Employer Identification      (State or other jurisdiction of       (Primary Standard Industrial
                 No.)                   incorporation or organization)         Classification Code Number)

                   ROUTE 1, U.S. HIGHWAY NO. 29 AND NO. 70
                       LEXINGTON, NORTH CAROLINA 27292
                                (910) 249-4931
        (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                       -------------------------------


                               HOYT M. HACKNEY
                                  PRESIDENT
                           WELLINGTON HALL, LIMITED
                   ROUTE 1, U.S. HIGHWAY NO. 29 AND NO. 70
                       LEXINGTON, NORTH CAROLINA 27292
                                (910) 249-4931
              (Name, address, including zip code, and telephone
                       number, including area code, of
                              agent for service)

                       -------------------------------

                               with copies to.

                              KENNETH N. SHELTON
                SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.
                            POST OFFICE BOX 21847
                       GREENSBORO, NORTH CAROLINA 27403
                                (910) 370-8800

                       -------------------------------

Approximate date of commencement of proposed distribution of the securities to the public: As soon as practicable after the Registration Statement becomes effective.

                       -------------------------------



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



SUBJECT TO COMPLETION (DATED APRIL 8, 1997)
PROSPECTUS

                       1,689,887 Shares of Common Stock
                           WELLINGTON HALL, LIMITED

         Wellington Hall, Limited (the "Company") is offering to the holders of its outstanding Common Stock of record on __________, ___ 1997 (the "Shareholders") the nontransferable right to subscribe (a "Right") for one additional share of Common Stock, no par value, for each share of Common Stock held on the record date, with certain limited exceptions (the "Rights Offering").


         Except as provided below, each Shareholder may subscribe for shares in addition to those shares that his Rights entitle him to purchase. If the Shareholders in the aggregate do not subscribe for the maximum number of shares to which they are entitled in the Rights Offering, such remaining shares will be sold to Shareholders who have subscribed therefor, with certain limited exceptions (the "Subscription Offering"). To the extent more shares are subscribed for than are available, the available shares will be pro rated among the subscribing Shareholders therefor based on the percentage that the amount of shares that each Shareholder subscribed for over those which his Rights entitled him to purchase in the Rights Offering bears to the total amount of shares that all Shareholders in the aggregate subscribed for over those which their Rights entitled them to purchase in the Rights Offering, with certain limited exceptions.

         Any of the 1,689,887 shares offered hereby that are not sold in the Rights Offering and the Subscription Offering may be sold to persons who are not directors, officers or Shareholders of the Company (the "Public Offering"). The Rights Offering, the Subscription Offering and the Public Offering are sometimes referred to herein as the "Offerings." Directors and officers of the Company who are Shareholders have indicated that they intend to subscribe for approximately 105,000 of the 567,100 shares for which they are entitled to subscribe in the Offerings.

         Shareholders desiring to participate in the Offerings, including owners of fewer than 1,000 shares, must subscribe for at least 1,000 shares of Common Stock. A subscriber in the Public Offering must subscribe for a minimum of 10,000 shares, and all subscriptions in the Public Offering are subject to approval or rejection by the Company. Any subscription in the Offerings in excess of 100,000 shares is subject to the approval of the Board of Directors of the Company, except to the extent that a Shareholder is entitled to subscribe for such shares in the Rights Offering.

         Certain persons are not eligible to participate in the Offerings. No shares will be offered to certain Shareholders or other persons who reside in any foreign country or in a state of the United States where compliance by the Company with the securities laws of such jurisdiction would be impractical for reasons of cost or otherwise. See "The Offerings." In addition, as of February 12, 1997, Arthur F. Bingham, the Company's Senior Executive Vice President of Sales and Marketing, purchased 600,000 shares of Common Stock at a price of $.50 per share. In connection therewith, Mr. Bingham and the Company agreed that Mr. Bingham would not be eligible to participate in the Rights Offering or Subscription Offering.

         The Offerings will commence concurrently and subscriptions may be made beginning on the date of this Prospectus. The Rights Offering and Subscription Offering expire at 5:00 p.m., Eastern Standard Time, on _______________, 1997, unless extended by not more than 30 days (the "Expiration Time"). The Public Offering will terminate 30 days thereafter, unless extended by not more than 30 days (the "Public Offering Termination Time"). Accordingly, the Rights Offering and Subscription Offering will terminate on or before ______________, 1997 and the Public Offering will terminate on or before _____________, 1997.


         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS AND OTHER SUBSCRIBERS IN THE OFFERINGS, SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------



----------------------------------------------------------------------------------------------------------
                                             Underwriting discounts and
                    Price to Public                commissions.                  Proceeds to Company (1)
----------------------------------------------------------------------------------------------------------
    PER SHARE            $.50                          n/a                                $.50
----------------------------------------------------------------------------------------------------------
      Total         $844,943.50 (2)                    n/a                           $844,943.50 (2)
----------------------------------------------------------------------------------------------------------

(1) Before deduction of expenses payable by the Company estimated to be $45,000.
(2) Assumes that the Offerings are fully subscribed and all shares offered hereby are sold.

    Certificates for shares sold in the Rights Offering and Subscription Offering will be delivered promptly after the Expiration Time and certificates for shares sold in the Public Offering will be delivered promptly after the Public Offering Termination Time.


             The date of this Prospectus is April __, 1997.

                              TABLE OF CONTENTS


AVAILABLE INFORMATION . . . . . . . . . . . . .   2    CERTAIN TRANSACTIONS  . . . . . . . . . . . . .  30

PROSPECTUS SUMMARY  . . . . . . . . . . . . . .   3    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                                           AND MANAGEMENT  . . . . . . . . . . . . . .  31
RISK FACTORS  . . . . . . . . . . . . . . . . .   9
                                                       EXECUTIVE COMPENSATION  . . . . . . . . . . . .  32
THE OFFERINGS . . . . . . . . . . . . . . . . .  12
                                                       DESCRIPTION OF SECURITIES . . . . . . . . . . .  36
USE OF PROCEEDS . . . . . . . . . . . . . . . .  15
                                                       MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER
CAPITALIZATION  . . . . . . . . . . . . . . . .  16        MATTERS   . . . . . . . . . . . . . . . . .  38

SELECTED FINANCIAL DATA . . . . . . . . . . . .  17    INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.  38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL      LEGAL OPINIONS  . . . . . . . . . . . . . . . .  38
    CONDITION AND RESULTS OF OPERATIONS . . . .  18
                                                       INDEPENDENT AUDITORS  . . . . . . . . . . . . .  38
BUSINESS  . . . . . . . . . . . . . . . . . . .  22
                                                       INDEX TO FINANCIAL STATEMENTS . . . . . . . .   F-1
MANAGEMENT  . . . . . . . . . . . . . . . . . .  30



                            AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities and Exchange Act of 1934, as amended, and in according therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1500, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and also can be obtained electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval system at the Commission's web site (http:\\www.sec.gov).

         This Prospectus constitutes a part of a Registration Statement on Form SB-2 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                              PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and consolidated historical financial statements (including the notes thereto) included elsewhere in this Prospectus. See "Risk Factors" for certain factors that should be considered by Shareholders and other subscribers before subscribing for shares of Common Stock. Unless the context requires otherwise, the term "the Company" includes Wellington Hall, Limited and its subsidiaries.

                                 THE COMPANY

    The Company manufactures high quality wooden home furniture. The manufacturing operation involves the machining, sanding, assembling and finishing of components and other raw materials. The Company's products are distributed nationally through full-service retail stores and unaffiliated trade showrooms that service the professional designer.

    The Company owns a lumber processing mill and furniture manufacturing facility located in San Pedro Sula, Honduras, Central America (the "Honduran Facilities"). Wellington Hall Caribbean Corporation ("WHCC"), a wholly-owned subsidiary of the Company, serves as a sales and distribution company for the Honduran Facilities. WHCC is a North Carolina corporation organized in December, 1988 and is located in Lexington, North Carolina. Muebles Wellington Hall, S.A. ("MWH"), the Honduran subsidiary of WHCC, located in San Pedro
Sula, manages and operates the Honduran Facilities.

    The Company has recently adopted specific strategies designed to improve its results of operations and financial condition. These strategies involve a more aggressive program of product development, improving marketing and strengthening management, as well as increasing capital and reducing indebtedness.

    The Company has developed and adopted a comprehensive marketing plan that includes strategic measures such as (i) augmenting the Company's traditional product lines with more casual designs of furniture that management believes reflect trends in consumer tastes, (ii) exploring new opportunities for its Honduran Facilities and other offshore resources with designs employing materials such as leather, marble, metal, wicker, bamboo and rattan, (iii) updating and upgrading catalogs and other sales aids in all distribution channels and (iv) developing more targeted programs with selected retail distributors that include promotions, stock reserves for quicker shipments and sales contests. See "Business--Markets."

    In addition to the foregoing, the Company has recruited an experienced senior executive to lead its sales and marketing function. In September 1996, the Company employed Arthur F. Bingham for the newly created position of Senior Executive Vice President of Sales and Marketing. Mr. Bingham directs and oversees all aspects of the Company's sales and marketing activities with the goal of assuring continuing growth in profitable sales. Mr. Bingham's employment arrangement provides for several incentives for him to assist the Company in increasing sales revenues. See "Management."


      Management believes that the highly leveraged position of the Company has impeded its ability to pursue strategies designed to improve its results of operations. In response, the Company also is pursuing a number of strategies to improve its financial condition by raising equity capital, reducing indebtedness and increasing working capital. The Offerings are the primary means of accomplishing these goals. See "Use of Proceeds" and "Capitalization." In addition, in connection with the employment of Arthur F. Bingham as Senior Executive Vice President of Sales and Marketing, Mr. Bingham loaned to the Company $285,694. On February 12, 1997, Mr. Bingham purchased 600,000 shares of Common Stock at a price of $.50 per share, which purchase price was paid by cancellation of the foregoing loan and for an additional investment of $14,306. The Company has used the funds provided by Mr. Bingham to reduce its indebtedness and provide working capital. The Company also has granted stock options to Mr Bingham and to Mr. Ralph Eskelsen, manager of the Honduran Facilities, that will provide incentives to these key employees and may result in additional contributions to capital. Mr. Eskelsen has indicated that he is likely to purchase between $135,000 and $150,000 of Common Stock during calendar year 1997 through exercise of his options at $.50 per share. Because this purchase is at the option of Mr. Eskelsen, the proceeds therefrom have not been reflected in the "Capitalization" section of this Prospectus.


    The Company has negotiated with its lenders to amend its loan agreements therewith to provide more favorable terms. On January 16, 1997, the Company obtained an additional $250,000 line of credit from Lexington State Bank. In addition, on March 10, 1997, the Company entered into an agreement with the Overseas Private Investment Corporation ("OPIC") to restructure its loan to reduce principal payments until July 1997 (with the deferred payments to be made in a larger balloon payment at the end of the term of the loan in 1999) and to lower the interest rate. The effect of the restructured loan is a reduction to the Company's cash requirements for scheduled principal payments for fiscal 1997 and 1998 of $247,748 and $123,874, respectively, which will contribute significantly to improving the Company's working capital and cash flow for these years. The restructured OPIC loan also will reduce scheduled interest expense by $9,910 in fiscal 1997 and $18,900 in fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    The Offerings, if fully subscribed, would increase the Company's equity capital by about $800,000 and reduce indebtedness by a corresponding amount. Interest expense would have been reduced by $79,744 and $83,201 in fiscal 1995 and 1996, respectively, and by $40,438 in the first half of fiscal 1997, on a pro forma basis, if the Offerings were fully subscribed and consummated at the beginning of the period. In addition to achieving a reduction in interest expenses, management believes that the increase in equity and reduction of debt service requirements in 1997 and 1998 that the foregoing strategies are designed to achieve would make working capital and other funds available to pursue its marketing and sales strategies more aggressively with the goal of increasing funds generated by operations to fund future growth and debt service requirements.

    The Company's business was founded in 1964, and the Company is incorporated in North Carolina The Company's principal office is located at Route 1, U.S. Highway 29 and 70 North, Lexington, North Carolina 27292, telephone (910) 249-4931.


                                THE OFFERINGS

The Offerings . . . . . . . . . . . . . .       The Company is offering to holders of its Common Stock of record at the close of business on the Record Date (as defined) the nontransferable
                                                Right to subscribe for one share of Common Stock at the Offering Price for each share of Common Stock then held.

                                                The issuance of shares pursuant to the Rights Offering is not conditioned upon the sale of any minimum number of shares of Common
                                                Stock pursuant thereto.  No Shareholder is required to subscribe for any shares.

                                            Each Shareholder may subscribe for shares in addition to those shares that his Rights entitle him to purchase.  If the
                                            Shareholders in the aggregate do not subscribe for the maximum number of shares to which they are entitled in the Rights
                                            Offering, such remaining shares will be sold in the Subscription
                                            Offering to Shareholders who have subscribed therefor.  To the extent more shares are subscribed for than are available, the available shares will be pro rated among the subscribing
                                            Shareholders therefor based on the percentage that the amount of shares that each Shareholder subscribed for over those which his
                                            Rights entitled him to purchase in the Rights Offering bears to the total amount of shares that all the subscribing Shareholders in the aggregate subscribed for over those which their Rights entitled them to purchase in the Rights Offering, with certain limited exceptions.

                                            Any available shares that are not sold in the Rights Offering and Subscription Offering may be sold in the Public Offering to persons not officers, directors or Shareholders of the Company, provided that in no event shall shares be sold to such persons prior to the Expiration Time (as defined) or after the Public
                                            Offering Termination Time (as defined).


                                            Shareholders desiring to participate in the Offerings, including owners of fewer than 1,000 shares, must subscribe for a minimum of 1,000 shares of Common Stock, and any shareholder who does not wish to subscribe for at least that many shares may not participate in the Offerings.  A subscriber in the Public Offering must subscribe for a minimum of 10,000 shares, and all subscriptions in the Public Offering are subject to approval and rejection by the Company.  Any subscription in the Offerings in excess of
                                            100,000 shares is subject to the approval of the Board of Directors of the Company, except to the extent that a Shareholder is entitled to subscribe for such shares in the Rights Offering.


 Commencement of Offerings . . . . . . .    The Offerings will commence concurrently and subscriptions may be made beginning on the date of this Prospectus.


 Expiration Time; Public Offering           The Rights Offering and Subscription Offering will expire at
 Termination Time  . . . . . . . . . . .    5:00 P.M. Eastern Standard Time, on ______________ ________,
                                            1997, unless extended by not more than 30 days, and the Public
                                            Offering will expire 30 days thereafter, unless extended by not more than 30 days. Accordingly, the Rights Offering and Subscription
                                            Offering will terminate on or before _____________, 1997 and the
                                            Public Offering will terminate on or before _____________, 1997.


 Record Date; Eligible Shareholders  . .    The record date for purposes of determining Shareholders who are eligible to receive Rights is ____________ ___, 1997 (the
                                            "Record Date").  Certain Shareholders and other persons are not eligible to participate in the Offerings.  See "The Offerings."

 Offering Price  . . . . . . . . . . . .    The Offering Price is $.50 per share of Common Stock.

 Subscription Agent  . . . . . . . . . .    Lexington State Bank.

 Method of Exercising Rights or             Rights may be exercised by Shareholders in the Rights Offering
 Otherwise Subscribing for Shares and       and additional shares subscribed for in the Subscription
 Payment . . . . . . . . . . . . . . . .    Offering by completing and signing the Stock Order Form accompanying this Prospectus and mailing or delivering to the Subscription Agent the Stock Order Form, together with payment in full (in United
                                            States dollars, by check or money order payable to the order of
                                            Lexington State Bank) for all shares subscribed for in the
                                            Rights Offering and Subscription Offering.

                                            Persons not officers, directors or Shareholders of the Company may subscribe in the Public Offering for any available shares by completing and signing the Stock Order Form and mailing or delivering to the Subscription Agent the Stock Order Form, together with payment for all shares subscribed for, in the same manner described hereinabove for the purchase of shares by
                                            Shareholders.

                                            The risk of delivery of all documents and payments is on
                                            subscribers and not on the Company or the Subscription Agent.
                                            If the mail is used, it is recommended that insured registered mail be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Expiration
                                            Time or the Public Offering Termination Time as the case may be.

                                            Except as described under "The Offerings - Late Delivery of
                                            Subscription and Payment in Rights Offering and Subscription
                                            Offering," completed and executed Stock Order Forms must be received by the Subscription Agent by the Expiration Time (in
                                            the case of the Rights Offering and Subscription Offering) or the Public Offering Termination Time (in the case of the Public
                                            Offering).  SUBSCRIBERS WILL NOT HAVE ANY RIGHT TO REVOKE THEIR
                                            SUBSCRIPTIONS AFTER DELIVERY IS MADE TO THE SUBSCRIPTION AGENT.

 Escrow Arrangements . . . . . . . . . .    All funds received by the Subscription Agent will be held in an escrow account until the completion of the Rights Offering and the Subscription Offering.  In the event that shares for which payment has been made by subscribing Shareholders in the
                                            Subscription Offering are not available, payment attributable to those shares shall be refunded to such subscribing Shareholders.
                                            Any refund due a subscribing Shareholder will be mailed without reduction or interest to the address designated on the
                                            appropriate Stock Order Form promptly following the Expiration
                                            Time.

                                            If shares are available in the Public Offering, then funds will be held by the Subscription Agent until acceptance of the
                                            subscriptions therefor at or prior to the Public Offering
                                            Termination Time.  If no shares are available in the Public
                                            Offering such that no subscriptions will be accepted in the
                                            Public Offering, or a subscription is otherwise rejected,
                                            payment for such subscriptions will be refunded to the
                                            appropriate subscriber.  Any such refund will be mailed without reduction or interest to the address designated on the
                                            appropriate Stock Order Form promptly following rejection of the subscription.

 Rights of Subscribers . . . . . . . . .    Subscribers will have no rights as shareholders of the Company with respect to the shares of Common Stock subscribed for until stock certificates representing such shares are issued to them.




 Shares to be Outstanding  . . . . . . .    3,979,774, assuming that the Offerings are fully subscribed, and all shares offered hereby are sold.


 Use of Proceeds . . . . . . . . . . . .    The net proceeds from the sale of 1,689,887 shares of Common
                                            Stock offered hereby by the Company are estimated at $800,000, assuming all shares are sold and after payment of expenses of the Offerings.  If all shares are sold, approximately $550,000 of the net proceeds will be used to reduce the outstanding borrowings under the Company's primary line of credit with
                                            Lexington State Bank and the remaining $250,000 of the net proceeds will be used to reduce the principal amount of the loan from OPIC.  If all shares are not sold, the net proceeds will first be allocated to reduce the Company's outstanding
                                            borrowings under the primary line of credit with Lexington State
                                            Bank up to $550,000 and any remainder will be used to reduce the principal amount of the loan from OPIC.


                     SUMMARY CONSOLIDATED FINANCIAL DATA

         The following financial data should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited Consolidated Financial Statements included elsewhere in this Prospectus.


                                                                                        Nine Months   Nine Months
                                               Years Ended April 30                        Ended         Ended
                                               --------------------                      Jan. 31,      Jan. 31,
                                                                                           1996          1997
                               1992        1993      1994       1995         1996       (Unaudited)   (Unaudited)
                               ----        ----      ----       ----         ----       -----------   -----------
INCOME STATEMENT DATA:

Net Revenue                  $6,369,602 $6,884,589 $7,296,892 $7,260,491  $5,989,959    $4,599,155    $4,390,979

Gross Profit                  1,445,583  2,091,018  2,288,471  2,203,412   1,846,267     1,410,829     1,387,564

Income (Loss) From
   Continuing Operations
   before Extraordinary
   Items and Cumulative
   Effect of Change in
   Accounting Principal        (304,713)   226,137    300,514    222,655      73,574        27,105       (27,329)

Net Income (Loss)              (304,713)   288,236(1) 384,398(2)  22,655      73,574        27,105       (27,329)

Per Common Share:
   Net Income (Loss)
     Primary                       0.18       0.17       0.23       0.13        0.04          0.01         (0.01)
   Net Income (Loss)
     Fully diluted                 0.18       0.17       0.23       0.13        0.04          0.01         (0.01)
   Cash Dividends
     Declared                         0          0          0          0           0             0             0

BALANCE SHEET DATA:
   Working Capital           $2,365,060 $2,466,214 $3,182,938 $3,206,220  $2,920,606    $3,012,976    $3,196,607

   Total Assets               6,904,303  7,403,705  7,234,384  7,108,221   6,601,314     6,884,997     6,821,559

   Total Debt                 3,276,681  3,456,298  3,262,893  3,013,612   2,892,360     2,996,148     3,076,811

   Shareholder Equity         2,603,388  2,832,508  2,802,872  2,838,105   2,660,859     2,679,606     2,724,980



(1) Reflects an income tax benefit of $62,099 resulting from operating losses carried forward from prior years.


(2) Reflects the cumulative effect of a change in accounting method for income taxes of $83,884.

                                  RISK FACTORS

         A Shareholder should consider all the information contained in this Prospectus before deciding whether to purchase shares of the Common Stock offered hereby. In particular, Shareholders should carefully consider the following factors:


1.        HIGH DEGREE OF FINANCIAL LEVERAGE.

          The Company has substantial leverage. As of January 31, 1997, the Company's total indebtedness was 49.7% of total capitalization. Although the net proceeds of the Offerings will be used to reduce indebtedness, there can be no assurance that significant proceeds will be raised in the Offerings. The degree to which the Company is leveraged may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized competitors and to withstand downturns in its business or in the economy generally, and could limit its ability to pursue business opportunities that may be in the interests of the Company and its Shareholders. In addition, although the Company has been able in the past to meet its debt service obligations and believes it will continue to do so in the future either through repayment or refinancings, there can be no assurance that the Company will be able to meet such obligations or that any refinancing would be on terms favorable to the Company.

2.        FOREIGN MANUFACTURING FACILITY.

          The Company currently devotes substantial financial and management resources to its lumber processing mill and hardwood furniture manufacturing facility located in San Pedro Sula, Honduras (the "Honduran Facilities"). The Company's growth and future profitability are materially dependent upon the growth, profitability and overall success of the Honduran Facilities.

          In general, Central American countries tend to be susceptible to substantial economic and political instability. While Honduras is more politically and economically stable than some other Central American countries, it is susceptible to the same types of instability characteristic of the region. This political and economic instability could have a materially adverse impact on the operations and profitability of the Honduran Facilities. There can be no assurance that the Company will be able to continue to operate the Honduran Facilities profitably or that the long-term profit potential of the Honduran Facilities can be realized. The loss of the Honduran Facilities as a source of wood and/or supplies for the Company's proprietary products would have a materially adverse affect on the Company's operations, financial condition, competitiveness and future prospects.

3.        AVAILABILITY OF RAW MATERIALS.

          The adequacy of the long-term supply of mahogany in Honduras is uncertain. The agency of the Honduran government responsible for forest resources in Honduras is not able to provide accurate information on the current supply of mahogany available in Honduras. However, other types of wood such as pine, laurel and cedar, are available and may be used in manufacturing furniture products. These alternative types of wood may help to diminish the Company's need for mahogany in the event the supply of mahogany proves inadequate. Additionally, a supplemental supply of mahogany is readily and abundantly available from import sources at prices somewhat higher than those found in the Honduran market.

4.        EFFECTS OF CHANGING CURRENCY EXCHANGE RATES

          Since the acquisition of Company's Honduran subsidiary in 1989, the Honduran currency (the lempira) has continually devalued against the U.S. dollar, from 2.0 lempira to the dollar in 1989 to 13.03 lempira to the dollar at January 31, 1997, and the devaluation has resulted in a reduction in the historical book value of the Company's foreign assets, a reduction in liabilities to foreign banks and a "Cumulative Translation Adjustment" that has reduced Shareholders' Equity by approximately $1.8 million. All of the Honduran subsidiary's sales are exported to the United States, and the amount of lempira's invoiced reflect increasing operating costs resulting from inflation in Honduras. However, export sales are paid in U.S. dollars and when the export sales have been converted to U.S. dollars in the past, rising operating costs have been effectively offset. Any future stabilization of the Honduran currency or increase in value against the dollar, or any future imposition of currency controls, might cause the costs in dollars of the subsidiaries products to increase, and the Company's profit margins from its products to erode, unless the Company raised the prices that it charges to its customers which might have a material, adverse effect both on the Company's ability to market its products and on its profits. The Company has not in the past, and does not intend in the foreseeable future, to engage in any hedging of exchange rate fluctuations because management believes hedging is unnecessary in view of the long-term trend of the lempira devaluing and hedging would eliminate or reduce the benefits of lower product costs to the Company of any continued devaluation.

5.        DETERMINATION OF OFFERING PRICE; ABSENCE OF ACTIVE TRADING MARKET.

          The Company's Common Stock is traded on a limited basis on the NASD's over-the-counter bulletin board. On April 8, 1997, the closing bid and asked quotations were $.312 and $.468, respectively. The price to the public of the Common Stock offered hereby (the "Offering Price") was the product of the private negotiation between the Company and Arthur F. Bingham following the employment of Mr. Bingham as of September 1, 1996 as Senior Executive Vice President of Sales and Marketing of the Company, which negotiation culminated in his purchase as of February 12, 1997 of 600,000 shares of Common Stock at a price of $.50 per share. The Offering Price bears no relationship to the Company's assets, net earnings, book value or recent market quotations for the Common Stock or any other generally accepted criteria of value. The Offering Price of $.50 per share is substantially lower than the net tangible book value of $1.20 per share derived from the Company's January 31, 1997 pro forma balance sheet. See "Capitalization."

6.        SALES PRACTICE REQUIREMENTS FOR PENNY STOCKS

          The Common Stock offered hereby may be deemed to be "penny stock" within the meaning of Rule 3a51-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Penny stocks are low-priced shares of small companies not traded on an exchange or quoted on NASDAQ. Prices are often not available, and investors are often unable to sell stock back to the dealer that sold them the stock. Rule 15g-9 may place certain limits on the persons to whom broker-dealers may sell the Common Stock offered hereby, and such limits may have an adverse effect on the ability both of broker-dealers to sell the Common Stock and of purchasers in the Offerings to sell the Common Stock in the secondary market. Rule 15g-9 prohibits a broker or dealer from selling a designated security to, or effecting the sale of a designated security by, any person unless the broker or dealer has approved in the manner described hereinbelow the prospective purchaser's account for transactions in penny stocks and has received from the prospective purchaser a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve the prospective purchaser's account within the meaning of Rule 15g-9, the broker or dealer must obtain from him certain information concerning the person's financial situation, investment experience, and investment objectives and reasonably determine based on such information that transactions in penny stock are suitable for him, and that he, or his independent adviser, has sufficient knowledge and experience in financial matters and may be reasonably expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the prospective purchaser a written statement setting forth the basis for the foregoing determination and containing other specific language and obtain from him a signed copy of the foregoing written statement. The foregoing requirements may affect a broker-dealer's willingness to endeavor to affect transactions in the Common Stock.

7.        COMPETITION.

         The furniture industry is characterized by highly intense competition. The Company, while unranked in any known comparative study of the industry, competes with many nationally recognized and financially successful manufacturers of high quality furniture. Many companies with which the Company competes, both domestic and foreign, have substantially larger production capacities, distribution networks and greater financial resources than has the Company.

         The furniture industry is a segmented industry whereby design, quality and price place each manufacturer into one or more competitive market niches. The Company competes in the medium-high price market, which normally requires a larger number of items in the product line, smaller production lot sizes and higher inventory requirements to maintain a competitive delivery cycle. While the Company believes its pricing structure, product design and product quality to be competitive with those of its competitors, the Company's limited financial resources negatively affect its ability to compete effectively in its market niche.


8.       INDUSTRY CONDITIONS.


         The furniture industry historically has been cyclical, fluctuating sharply with the business cycle of the national economy. During economic downturns, the furniture industry tends to experience longer periods of recession and greater declines than does the general economy. The Company believes that the industry is influenced significantly by economic conditions generally and more specifically by consumer behavior and confidence, the level of personal discretionary spending, housing activity, interest rates and credit availability. These factors affect not only the ultimate consumer, but also furniture retailers, the industry's primary direct customers. The cyclical nature of the industry has contributed historically to fluctuations in the Company's results of operations, and such fluctuations can be expected to occur in the future.


9.       DIVIDEND LIMITATIONS.

         Since its formation in 1964, the Company has not paid any cash dividends on its Common Stock and does not anticipate that any such dividends will be paid in the foreseeable future. Pursuant to the terms of its line-of-credit and long-term loan agreements with Lexington State Bank and the loan of WHCC with OPIC, the Company may not pay any dividends, purchase, redeem or otherwise retire any of its capital stock, or otherwise make any distributions of its assets resulting in the reduction of its capital without the prior written consent of Lexington State Bank and OPIC. See "Market For Common Equity and Related Shareholder Matters."

10.      GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL CONSIDERATIONS.


         The Company's domestic operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution controls. Historically, these standards have not had any material adverse effect on the Company's sales or operations. The furniture industry currently anticipates increased federal and state environmental regulation, particularly with respect to emissions from paint and finishing operations and wood dust levels in manufacturing operations. The industry and its suppliers are attempting to develop water-based finishing materials to replace commonly-used organic-based finishes which are a major source of regulated emissions. The Company cannot at this time estimate the impact of these new standards on the Company's operations or the cost of compliance thereof (including future capital expenditure requirements).


11.      DEPENDENCY ON KEY MANAGEMENT PERSONNEL.

         The Company believes that it is highly dependent on the services of its present executive officers. If any of these officers should die or otherwise become inactive in the Company's business, the loss of such officer could have a material adverse effect on the Company's business prospects. The Company carries two key man life insurance policies on its President, Hoyt M. Hackney, in an aggregate amount of $1,825,000 payable to the Company in the event of Mr. Hackney's death. Approximately $1.4 million of the amount payable has been assigned to the Company's lenders for payment in the event of Mr. Hackney's death and the remainder would be used to pay death benefits to Mr. Hackney's survivors. The Company also carries a key man life insurance policy on its Senior Executive Vice President of Sales and Marketing, Arthur F. Bingham, in an aggregate amount of $1,000,000, $500,000 of which has been assigned to the Company's lenders for payment in the event of Mr. Bingham's death with the remainder to be used to pay death benefits to Mr. Bingham's survivors.

12.      ADDITIONAL AUTHORIZED SHARES AVAILABLE FOR ISSUANCE.


         The Company is authorized to issue 6,000,000 shares of its Common Stock. If all of the 1,689,887 shares offered hereby are sold, there will be a total of 3,979,774 shares issued and outstanding. There is presently a total of 900,000 shares of Common Stock subject to outstanding options granted under the Company's 1997 Stock Option and Restricted Stock Plan and another 300,000 shares reserved for future issuance thereunder. Even after reserving these shares, the Company will, after the Offerings, have at least 820,226 shares of authorized but unissued Common Stock available for issuance without further Shareholder approval. The issuance of any additional shares of Common Stock would reduce the percentage of ownership of the Company held by the investors who purchase shares of Common Stock pursuant to this offering.

         The Board of Directors also has the authority to issue up to 5,000,000 shares of $5.00 Par Preferred Stock ("Preferred Stock") from time to time in one or more series and with such voting powers, preferences and relative rights, designations, qualifications and limitations as the Board may fix by resolution, without shareholder approval. It is not possible to state the actual effect of the authorization of Preferred Stock upon the rights of holders of the Common Stock unless and until the Board of Directors determines the specific rights of the holders of a series of the Preferred Stock. Such effects might include, however, (i) restrictions on dividends on the Common Stock if dividends on Preferred Stock have not been paid; (ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights; (iii) dilution of the equity interest of the Common Stock unless the Preferred Stock is redeemed by the Company; and (iv) the Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted the Preferred Stock. See "Description of Securities- Preferred Stock."


                                  THE OFFERINGS

PURPOSE OF THE OFFERINGS


         The Rights Offering, the Subscription Offering and the Public Offering (together, the "Offerings") are intended to strengthen the Company's capital structure by increasing shareholders' equity and reducing indebtedness. The proceeds from the sale of shares of Common Stock will improve the Company's debt to equity ratio, increase working capital, reduce interest expense and improve cash flow. The Rights Offering and Subscription Offering enable the Company's Shareholders to purchase shares of Common Stock at the same price negotiated by Mr. Bingham for his shares in a private purchase from the Company.


THE OFFERINGS

         The Company is offering to holders of its Common Stock of record at the close of business on __________ _____, 1997 (the "Shareholders") the nontransferable right to subscribe (a "Right") for one share of Common Stock at the offering price of $.50 per share (the "Offering Price") for each share of Common Stock held on that date (the "Record Date").

         The issuance of shares pursuant to the Rights Offering is not conditioned upon the sale of any minimum number of shares of Common Stock pursuant thereto. No Shareholder is required to subscribe for any shares, but a subscribing Shareholder, including a Shareholder owning less than 1,000 shares, must subscribe for a minimum of 1,000 shares. A Shareholder who does not wish to subscribe for at least 1,000 shares may not participate in the Offerings.


         Each Shareholder may subscribe for more shares than his Rights entitle him to purchase. If the Shareholders in the aggregate do not subscribe for the maximum number of shares to which they are entitled in the Rights Offering, such remaining shares will be sold in the Subscription Offering to Shareholders who have subscribed therefor. To the extent more shares are subscribed for than are available, the available shares will be pro rated among the subscribing Shareholders therefor based on the percentage that the amount of shares that each Shareholder subscribed for over those which his Rights entitled him to purchase in the Rights Offering bears to the total amount of shares that all the subscribing Shareholders in the aggregate subscribed for over those which their Rights entitled them to purchase in the Rights Offering. Notwithstanding the foregoing, for purposes of calculating the above-referenced percentage, all Shareholders who subscribe for the minimum number of 1,000 shares in the Offerings will be treated together as a single Shareholder, with their excess subscriptions aggregated. Each such Shareholder will then be allocated an equal portion of the percentage of available shares as calculated.


         Any shares that remain unsubscribed for at the Expiration Time may be sold by certain directors and officers of the Company in the Public Offering to persons not officers, directors or Shareholders of the Company, provided that in no event shall shares be sold to such persons prior to the Expiration Time (as defined) or after the Public Offering Termination Time (as defined). The procedure for subscribing for shares in the Public Offering shall be identical to that for the Rights Offering and Subscription Offering, provided that a subscriber in the Public Offering must subscribe for a minimum of 10,000 shares. All subscriptions in the Public Offering are subject to the approval of the Board of Directors of the Company, and the Company is under no obligation to accept any subscription in the Public Offering and may in fact reject in whole or in part any subscription pursuant thereto.


         Any subscription pursuant to the Offerings in excess of 100,000 shares is subject to the approval of the Board of Directors of the Company, except to the extent that a Shareholder is entitled to subscribe for such shares in the Rights Offering.


         The Offerings are being conducted by the directors and officers of the Company, and such directors and officers of the Company shall not receive additional compensation based either directly or indirectly in connection with any such sales.


EXPIRATION TIME


         The Rights Offering and Subscription Offering will expire at 5:00 P.M. Eastern Standard Time, on ______________ ________, 1997 (the "Expiration Time"), unless extended by not more than 30 days, and the Public Offering will expire with 30 days thereafter, unless extended by not more than 30 days (the "Public Offering Termination Time"). Accordingly, the Rights Offering and Subscription Offering will terminate on or before ____________, 1997 and the Public Offering will terminate on or before ____________, 1997.


OFFERING PRICE


         The Offering Price is $.50 per share of Common Stock. The Offering Price was the product of the negotiation between the Company and Arthur F. Bingham for shares of Common Stock in a private purchase from the Company and bears no relationship to the Company's assets, net earnings, book value or recent market quotations for the Common stock or any other generally accepted criteria of value.


SUBSCRIPTION AGENT

         The Subscription Agent for this offering is Lexington State Bank.

SHARES HELD BY NOMINEE

         Banks, trust companies, securities dealers and brokers that hold Common Stock as nominees for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise their Rights on the same basis as if the beneficial owners were record holders on the Record Date. The Company reserves the right to deny any division of Rights if in its opinion the result would be inconsistent with the intent of this privilege.


METHOD OF EXERCISING RIGHTS OR OTHERWISE SUBSCRIBING FOR SHARES AND PAYMENT

         Rights may be exercised in the Rights Offering and shares subscribed for in the Subscription Offering by completing and signing the Stock Order Form accompanying this Prospectus and mailing or delivering the Stock Order Form, together with payment in full (in United States dollars, by check or money order payable to the order of Lexington State Bank) for all shares subscribed for in both the Rights Offering and the Subscription Offering, to the Subscription Agent in the manner indicated below.

         Persons who are not officers, directors or Shareholders of the Company and desiring to subscribe for shares in the Public Offering must complete and sign a Stock Order Form in the form accompanying this Prospectus and mailing or delivering such Stock Order Form, together with payment in full (in United States dollars, by check or money order payable to the order of Lexington State
Bank) for all shares subscribed for in the Public Offering, to the Subscription Agent in the manner indicated below.

         Stock Order Forms may be mailed or delivered to:

                              Lexington State Bank

By Mail:  Trust Department                      By Delivery:  Trust Department
          Post Office Box 867                                 38 West First Avenue
          Lexington, North Carolina 27293-0867                Lexington, North Carolina 27292

         A STOCK ORDER FORM ONCE RECEIVED BY THE SUBSCRIPTION AGENT, IS IRREVOCABLE AND CANNOT BE AMENDED, MODIFIED, OR RESCINDED BY THE SUBSCRIBER WITHOUT THE CONSENT OF THE COMPANY.

         The risk of delivery of all documents and payments is on subscribers and not on the Company or the Subscription Agent. If the mail is used, it is recommended that insured registered mail be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent before the Expiration Time or the Public Offering Termination Date as the case may be.

         All funds received by the Subscription Agent will be held in an escrow account until the completion of the Rights Offering and the Subscription Offering. In the event that shares for which payment has been made by subscribing Shareholders in the Subscription Offering are not available, payment attributable to those shares shall be refunded to such subscribing Shareholders. Any refund due a subscribing Shareholder will be mailed without reduction or interest to the address designated on the appropriate Stock Order Form promptly following the Expiration Time.

         If shares are available in the Public Offering, then funds will be held by the Subscription Agent until acceptance of the subscriptions therefor at or prior to the Public Offering Termination Time. If no shares are available in the Public Offering such that no subscriptions will be accepted in the Public Offering, or a subscription is otherwise rejected, payment for such subscriptions will be refunded to the appropriate subscriber. Any such refund will be mailed without reduction or interest to the address designated on the appropriate Stock Order Form promptly following rejection of the subscription.

         The instructions to the Stock Order Form should be read carefully and strictly followed. Questions relating to the method of subscription and requests for additional copies of the Prospectus should be directed to Hoyt M. Hackney, telephone (910) 249-4931. All persons should carefully follow all instructions. DO NOT SEND SUBSCRIPTION DOCUMENTS OR PAYMENT TO THE COMPANY. All questions with respect to the validity, form and eligibility of any exercise of Rights or other subscriptions will be determined solely by the Company. The Company in its sole discretion may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine, or reject the exercise of any Right or other subscriptions. Subscriptions will not be deemed to have been made until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent shall be under any duty to give notification of defects in subscription or incur any liability for failure to give such notification.

LATE DELIVERY OF STOCK ORDER FORM AND PAYMENT IN RIGHTS OFFERING AND SUBSCRIPTION OFFERING

         Except as provided immediately hereinafter, the failure of the Subscription Agent for any reason to actually receive by the Expiration Time a properly completed and executed Stock Order Form, accompanied by full payment, from any Shareholder shall be deemed a waiver and release by such Shareholder of all subscription rights held. However, if prior to the Expiration Time, the Subscription Agent has received a written or telegraphic guarantee from a commercial bank, a trust company having an office in the United States, or a member firm of the New York Stock Exchange, another registered national securities exchange or the National Association of Securities Dealers, Inc., stating the name of the subscribing Shareholder, the number of Rights to which the subscribing Shareholder is entitled and the number of shares of Common Stock subscribed for and guaranteeing that the Stock Order Form and the appropriate payment will be promptly delivered to the Subscription Agent, such subscription will be accepted subject to withholding the stock certificates for such shares of Common Stock until receipt of the duly completed and executed Stock Order Form and payment of the Subscription Price within five business days of the Expiration Time.

RIGHTS OF SUBSCRIBERS

         Subscribers will have no rights as Shareholders of the Company with respect to the shares of Common Stock subscribed for until stock certificates representing such shares are issued to them. Subscribers will not have any right to revoke their subscriptions after delivery is made to the Subscription Agent.

NONTRANSFERABILITY OF RIGHTS

         The Rights are nontransferable and may not be purchased or sold.

LIMITATIONS ON PURCHASES OF SHARES

         The Company will make reasonable efforts to register, qualify, or exempt from registration the shares of Common Stock offered hereby pursuant to the securities laws of all jurisdictions of the United States in which Shareholders reside. However, shares will not be offered to any person who resides in a foreign country, or who resides in any jurisdiction in the United States if (i) a small number of Shareholders reside in such jurisdiction; (ii) the issuance of Rights or the offer or sale of shares of Common Stock under the securities laws of such jurisdiction would require the Company to register as a broker or dealer or otherwise qualify the shares of Common Stock for sale in such jurisdiction; and (iii) such registration or qualification described in clause (ii) above would be impracticable for reasons of cost or otherwise.



                                 USE OF PROCEEDS

         The net proceeds from the sale of 1,689,887 shares of Common Stock offered hereby by the Company are estimated at $800,000, assuming all shares are sold and after payment of expenses of the Offerings. If all shares are sold, approximately $550,000 will be used to reduce the loans representing the Company's primary revolving line of credit from Lexington State Bank and the remaining $250,000 of the net proceeds will be used to reduce the principal amount of the Company's OPIC loan.


         The Company's primary line of credit with Lexington State Bank bears interest at the rate of prime plus 1%. This line of credit was last renewed on February 1, 1997 and is reviewed for renewal annually on each February 1, the date on which the line of credit was established. The Company has used this line of credit within the last twelve months for working capital. The balance outstanding under this line of credit was $1,200,000 at January 31, 1997 compared to approximately $1,131,000 at January 31, 1996.

         The OPIC loan, as amended, presently bears interest at a rate of 10% per annum and matures on October 31, 1999, with final balloon payment of $557,438. See "Business---General" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."


         The line of credit may be used for future working capital and other liquidity needs. If all shares are not sold, the net proceeds will first be allocated to reducing the line of credit up to $550,000 and any additional proceeds would be used to reduce the OPIC loan.

                                 CAPITALIZATION


         The following table sets forth as of January 31, 1997 (i) the actual consolidated capitalization of the Company and (ii) the pro forma capitalization of the Company after giving effect to the sale after January 31, 1997 of 600,000 shares of Common Stock to Arthur F. Bingham at a purchase price of $.50 per share. This table should be read in conjunction with the Company's consolidated financial statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition" appearing elsewhere in this Prospectus.


                                                             Actual
                                                        As of January 31,
DEBT(2)                                                       1997           Pro Forma
-------                                                   -----------       -----------
Due on Demand Note...................................     $    25,000       $    25,000
Short-Term Lines of Credit...........................       1,663,572         1,663,572
                                                          -----------       -----------

Long-term debt, including current portion............       1,698,263         1,412,569
                                                          -----------       -----------

  Total debt.........................................       3,386,835         3,101,141
                                                          -----------       -----------


SHAREHOLDERS EQUITY
-------------------
Preferred stock; authorized and                                  --                --
  unissued 5,000,000 shares; $5.00 par;

Common Stock; authorized 6,000,000
  shares, no par; issued and outstanding 1,669,887;
  Pro Forma 2,289,887................................       3,054,431         3,354,431
  Retained earnings..................................       1,250,378         1,250,378
                                                          -----------       -----------

Translation Adjustments..............................      (1,865,614)       (1,865,614)
                                                          -----------       -----------

     Total common Shareholders' equity...............       2,439,295         2,739,295
                                                          -----------       -----------

     Total capitalization............................     $ 6,821,559       $ 6,821,559
                                                          ===========       ===========

                             SELECTED FINANCIAL DATA

         The following table presents selected financial data for the periods indicated. The financial data presented should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited Consolidated Financial Statements included elsewhere in this Prospectus.



                                                                                                                           Nine
                                                                                                         Nine Months      Months
                                                                                                            Ended          Ended
                                               Years Ended April 30                                       Jan. 31,       Jan. 31,
                                -------------------------------------------------------------------         1996           1997
                                1992           1993            1994              1995          1996      (Unaudited)    (Unaudited)
                                ----           ----            ----              ----          ----      -----------    -----------
INCOME STATEMENT DATA:

Net Revenue                  $6,369,602     $6,884,589       $7,296,892       $7,260,491    $5,989,959    $4,599,155     $4,390,979

Gross Profit                  1,848,731      2,203,412        2,288,471          203,412     1,846,267     1,410,829      1,387,564

Income  (Loss) From
   Continuing Operations
   before Extraordinary
   Items and Cumulative
   Effect of Change in
   Accounting Principal        (304,713)       226,137          300,514          222,655        73,574        27,105        (27,329)

Net Income (Loss)              (304,713)       288,236(1)       384,398(2)       222,655        73,574        27,105        (27,329)

Per Common Share:
   Net Income (Loss)
     Primary                       0.18           0.17             0.23             0.13          0.04          0.01          (0.01)

   Net Income (Loss)
     Fully diluted                 0.18           0.17             0.23             0.13          0.04          0.01          (0.01)

   Cash Dividends
     Declared                         0              0                0                0             0             0              0

BALANCE SHEET DATA:
   Working Capital           $2,365,060     $2,466,214       $3,182,938       $3,206,220    $2,920,606    $3,012,976     $3,196,607

   Total Assets               6,904,303      7,403,705        7,234,384        7,108,221     6,601,314     6,884,997      6,821,559

   Total Debt                 3,276,681      3,456,298        3,262,893        3,013,612     2,892,360     2,996,148      3,076,811

   Shareholder Equity         2,603,388      2,832,508        2,802,872        2,838,105     2,660,859     2,679,606      2,724,980



(1) Reflects an income tax benefit of $62,099 resulting from operating losses carried forward from prior years.

(2) Reflects the cumulative effect of a change in accounting method for income taxes of $83,884.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS


Nine Months Ended January 31, 1997 Compared to the Nine Months Ended January 31, 1996

         Consolidated revenues were down approximately $208,200 or 4.5% for the first nine months of fiscal 1997 compared to the first nine months of fiscal 1996. This decline was due entirely to a decrease in sales volume, as prices remained constant for much of the period. Such decrease in sales volume was largely the result of the current recession within the furniture segment of the national economy, a shrinking distribution base and possibly a permanent resistance by the consumer to purchasing the higher quality and higher priced furniture of the type that historically been the Company's principal product line. The Company has adopted various business strategies designed to counteract the loss of revenues that these trends may cause in the future. See "Business." It is uncertain whether these trends will continue and, if the Company's strategies do not successfully counteract these trends, they could have a material adverse effect on the Company's results of operations and financial condition.

         Sales for domestically produced products were down about 11.8% percent for the three quarters. Sales of foreign produced goods increased by about 19% for the nine month period.

         New orders received during the nine-month period amounted to approximately $4,368,000 in future sales, up slightly from the same period last year. During much of the period, almost three months, the Company was without a salesman in its territory encompassing North Carolina, South Carolina and Virginia (the "North Carolina territory"), its most productive, while negotiations were completed with a individual to fill the slot as an exclusive representative and as sales and marketing manager. Despite the fact that the Company actually received more new orders during the nine-month period than it did during the same period last year, management believes that the absence of a sales representative for a portion of the period negatively impacted orders received.

         Cost of Sales were down approximately $185,000 or 5.8% for the nine-month period as compared with last year, reflecting the reduced level of sales.

         Selling, General and Administrative Expenses increased about $38,000 or
3.5 % for the nine-month period primarily as a result of increased marketing cost.

         Interest Expenses were $298,727 for the first nine months of the current fiscal year, down slightly, $6,000, from the nine-month period of the prior year.

         For the nine-month period ending January 31, 1997, operating income (earnings before interest and taxes) was $271,604, 11.8 cents per share, compared to $332,396, 14.5 cents per share, for the same period of the prior year. The net loss was $27,329 or $.01 per share, compared to a net profit of $27,103 or $.01 per share for the same period of fiscal 1996.


Fiscal Year ended April 30, 1996 compared to Fiscal Year Ended April 30, 1995

         Consolidated revenues for the fiscal year ended April 30, 1996 were down $1,271,682 or 17.5 % as compared to those reported for the previous year. This decline is primarily the result of a soft furniture economy that affected the fourth quarter of the prior year and persisted throughout fiscal 1996.


         Cost of Sales was down approximately $913,000 or about 18% for the year as compared with the prior year, primarily as a result of a reduced level of sales caused by the slow economy and management's responsive efforts to curtail production and reduce inventories to manage the Company's cash position worsened thereby.


         Selling, General and Administrative Expenses decreased about $246,000 or approximately 15% during the year, primarily as a result of reduced sales commissions.

         Operating income (earnings before interest and taxes) for the year was $458,338 (27 cents per share), down from $577,639 (34 cents per share) reported for fiscal 1995. As a percent of sales, this income represented 7.6% and 7.9% respectively.

         Interest Expenses for the year were $388,829, up 15.7% from $335,951 as a result of increased borrowing against foreign lines-of-credit and, to lesser extent, higher interest rates being applied to domestic borrowings as compared to last year.

         Net income was $73,574, or $.04 per share, for the year ended April 30, 1996 as compared to $222,655, or $.13 per share, for the prior year.

LIQUIDITY AND CAPITAL RESOURCES


         The Company's principal long-term capital resources are shareholders' equity, the term loan of Wellington Hall with Lexington State Bank and the term loan of WHCC with the Overseas Private Investment Corporation (OPIC). As of January 31, 1996, total shareholders' equity was $2,724,990 and the outstanding principal amounts of the Lexington State Bank loan and the OPIC loan were $397,241 and $990,999, respectively.

         The Lexington State Bank loan bears interest at the prime rate plus 1.5% and is payable in monthly installments of $7,000 until maturity on April 10, 2002. It is secured by substantially all of the Company's domestic assets. The net proceeds of the loan were used to refinance indebtedness used to purchase and expand the Company's Lexington, North Carolina facility.

         Since July 1996, the Company has been negotiating with OPIC to amend the OPIC loan agreement then in effect to provide more favorable terms. Principal payments were scheduled to double from approximately $31,000 per quarter to approximately $62,000 per quarter beginning on July 31, 1996 with a final balloon payment of $185,812 due on October 31, 1999. Under the loan agreement, WHCC was also obligated to make quarterly interest payments at the rate of 12% per annum. On March 10, 1997, WHCC and OPIC executed an amended loan agreement that, among other things, lowered the interest rate to 10% per annum as of November 1, 1996 and waived principal payments from July 31, 1996 until July 31, 1997, at which time quarterly payments of approximately $31,000 become due and payable. Principal payments increase to approximately $62,000 on July 31, 1998 with a balloon payment of approximately $557,438 due on October 31, 1999. Upon execution of the amended documents, WHCC paid OPIC a rescheduling fee of 1% of the principal balance. The proceeds from the OPIC loan, together with funds generated internally by Wellington Hall, were used to acquire and improve the Honduran Facilities.

         The OPIC loan prohibits the payment of dividends and other distributions by Wellington Hall and requires that it maintain a stated amount of tangible net worth as well as certain financial ratios, including current assets to current liabilities and total indebtedness to tangible net worth. In addition, WHCC is required to maintain a stated amount of current assets in excess of current liabilities, and WHCC and MWH are required to maintain stated ratios of current assets to current liabilities and indebtedness to tangible net worth. Wellington Hall, WHCC and MWH are each in compliance with the requirements of the OPIC loan.

         Under the OPIC loan arrangement, Wellington Hall, Limited is obligated to supply any necessary funds to WHCC to meet WHCC's obligations thereunder, and MWH has also guaranteed the obligations of WHCC. The OPIC loan is secured by substantially all of the tangible assets of the Honduran Facilities.

         The Company's primary sources of liquidity are bank lines of credit and cash flow from operations. For its domestic operations, the Company has two lines of credit with Lexington State Bank. Under its primary line, the Company may borrow the lesser of (i) $1,2000,000 or (ii) the sum of 70% of the Wellington Hall's accounts receivable less than 60 days old, 50% of its finished good inventories and 10% of work in process and raw material inventories. As of January 31, 1997, the Company had $1,200,000 in borrowings under this line of credit. The Company pays interest monthly at the rate of prime plus 1% on outstanding borrowings under the facility. Principal payments are due on demand. The line of credit also contains restrictive covenants that prohibit Wellington Hall from paying dividends and making other distributions with respect to its capital stock and require it to maintain certain financial ratios, including current assets to current credit. The line of credit is reviewed annually for renewal.

         On January 16, 1996, Wellington Hall executed the loan documents that increased its line of credit from Lexington State Bank in the amount of $250,000. No borrowings have been made to date. Outstanding borrowings under this facility will bear interest at the rate of prime plus 1 1/2%, payable monthly, and the outstanding balance as of January 31, 1997 was $13,000, leaving $237,000 available for future borrowings.

         The Lexington State Bank lines of credit and demand loan are secured by substantially all of the Company's domestic assets.

         Wellington Hall is also indebted to Lexington State Bank under a demand loan for $100,000 borrowed in 1993 to finance working capital. The loan bears interest at the prime rate plus 1% payable monthly, and the outstanding balance at January 31, 1997 was $100,000.

         MWH has lines of credit with two Honduran banks in an aggregate amount of $500,000. As of October 31, 1996, an aggregate of $350,572 had been borrowed under these lines, leaving approximately $149,000 for future borrowings. Borrowings bear interest at 25% payable quarterly and principal is payable on demand. The lines are secured by a second lien on the fixed assets of MWH and current assets.

         The Company's other primary source of liquidity is net cash provided by operating activities which was $97,517 and $295,289 in fiscal 1996 and 1995, respectively. However, operations used $465,338 during the first nine months of the current fiscal year, primarily as a result of the increases in inventories and account receivable discussed below.

         As of January 31, 1997, accounts receivable had increased by approximately $193,000 since the beginning of the fiscal year, mostly as a result of a surge in sales late in the third quarter and extended term granted certain dealers for payment of their invoices. The receivables represented a turnover rate of about fifty-five days, an increase of about ten days when compared to the turnover rate reported a April 30, 1996.

         Inventories increased by about $286,000 during the first nine months of the current fiscal year primarily a result of increased production to meet an increased backlog of orders for foreign produced goods. The company believes that the renewed and revised marketing effort that it put in place in early 1996 had some positive effect on the Company's level of incoming orders through the second fiscal quarter ended October 31, 1996 but the rate of incoming orders did decline during the third quarter, a decline however that may have been experienced through out the industry. The Company had a backlog of orders of approximately $1,558,000 at January 31, 1997 versus $1,454,000 on the same date in 1996 and versus $1,853,000 at April 30, 1996. The increased inventories consisted primarily of inventory in transit from the Honduran Facilities to the Lexington, NC facility, which at quarter's end was about $212,000 versus about $74,000 at year end April 30, 1996, and the inventory of raw materials and supplies in transit to the Honduran Facilities from Lexington at January 31, 1997, which was about $40,000 versus about $5,000 on hand at April 30, 1996.

         Property and Equipment is reported to be down about $25,000 as of January 31, 1997 compared to year-end but, when expenditures of approximately $75,000 are added, the decrease is actually about $100,000. The decline is mostly the result of the devaluation of the Honduran currency relative to the prior fiscal year end of approximately 18%. The historical value of the Company's Honduran assets are carried on the subsidiaries' books in the local currency, the lempira. Lempiras are converted to dollars at the spot rate in effect at period end when the Company's financial statements are consolidated, and the reduction to the reported value of these assets appears as part of the translation adjustment.

         The Company is subject to the risk that foreign currency fluctuations may have an adverse impact on its operations. For example, if the Honduran currency were to stabilize in the future or to increase in value against the dollar, the Honduran subsidiary's operating costs might increase causing profit margins to erode. The Company, however, does not engage in any hedging of exchange rate fluctuations. Since the acquisition of the Honduran subsidiary in 1989, the lempira has continually devalued against the U.S. dollar, from 2.0 lempira to the dollar in 1989 to 13.03 lempira to the dollar at January 31, 1997. Although the devaluation of the lempira has resulted in reductions in the historical book value of assets and liabilities and a corresponding reduction to shareholders' equity in the form of a $1.8 million cumulative translation adjustment, the Company also benefits from lower product costs from the subsidiary as the lempira devalues. In view of the long-term trend of devaluation, management believes that hedging of exchange rate fluctuations is unnecessary and would reduce or eliminate the benefits of lower product costs resulting from any continued devaluation.


         There are no significant capital expenditures planned for the balance of this fiscal year and expenditures for the remainder of the year will be limited to maintenance needs which develop from time to time. The Company's total outlay for capital improvements for the fiscal year ended April 30, 1996 was approximately $39,000.


         As of September 1, 1996, the Company executed an Employment and Stock Purchase Agreement with Arthur F. Bingham (the "Agreement"). On October 10, 1996 Mr. Bingham loaned the Company $285,694 at terms included in an addendum to the Agreement. On February 12, 1997, Mr. Bingham purchased 600,000 shares of Common Stock at a price of $.50 per share, which purchase price was paid by cancellation of the foregoing loan and for an additional investment of $14,306. Mr. Bingham has also been granted options to purchase 600,000 additional shares at option prices ranging from $.50 to $1.30 per share, 450,000 of which are subject to certain performance conditions.

          In 1989, the Company acquired the Honduran Facilities and anticipated raising $1,500,000 through the sale of the Company's stock by the board of directors. The private placement ended early in 1990 having produced about one-half the funds anticipated. The result of not raising all the funds has been that the Company has had to incur more debt and restrict capital expenditures that were both in its original plans at the time of the acquisition and that have developed since the acquisition. Because of this debt, sales needed to grow rapidly from the time of the acquisition to a level at which operating incomes would be adequate to service the debt and to fund capital needs if the Company was to grow. Maintaining an adequate level of sales since the acquisition has been possible only for limited periods of time, mostly as a result of a sluggish furniture economy that has existed over much of that time, a period that includes two recessions. The sluggish furniture economy has also reduced the industry's distribution base, especially the base of mid to small retailers more committed to using smaller manufacturers, such as the Company, as a resource. Furthermore, management believes that the consumer taste in home furnishings has swung away from the more formal designs and executions that the Company has marketed to more informal designs and execution.


         Management believes that the resulting situation is that the Company has too much debt service, given its sales volume most recently achieved, and has inadequate funds for its plans to restoring and growing its sales to a level where its operating profits can accommodate its needs. The Company's cash position was tight during all of fiscal 1996, having experienced excessive wood deliveries early in the year and then a slow economy and lower sales during the balance of the year while the Company continued to service its high level of indebtedness. The sale of stock to Mr. Bingham has assisted the Company in meeting its working capital and other cash needs and a significant portion of the Company's backlog and orders expected to be received in the near future carry delayed payment terms and/or will require reserved inventories. These terms will further stretch the Company's cash resources until the payment for these sales becomes due. Delayed payment terms have become expected within the industry and therefore necessary for the Company to attract new distribution.

         Having initiated in early 1996 a marketing effort to achieve sales growth, and having begun to see results from this effort, the Company formulated a strategy that addressed means of securing the necessary funding and solving its debt-equity problem in general. The plan consists primarily of (i) the private placement of stock to Mr. Bingham, (ii) the Company's debt restructuring, both as discussed hereinabove, (iii) the offering of stock to the shareholders of Company and to the public, as discussed hereinabove, and (iv) the grant of options to certain key employees, as discussed in the Notes to the Consolidated Financial Statements.


         The success to date in the execution of this plan has removed some immediate pressure on working capital, is making funds available to support marketing requirements and slowed the effect of servicing the debt for the near term. The balance of the plan is essentially aimed at reducing debt and the corresponding costs thereof.

                                    BUSINESS

GENERAL

         The Company manufactures high quality wooden home furniture. The manufacturing operation involves the machining, sanding, assembling and finishing of components and other raw materials. The Company's products are distributed nationally through full-service retail stores and unaffiliated trade showrooms that service the professional designer.

         The Company owns a lumber processing mill and furniture manufacturing facility located in San Pedro Sula, Honduras, Central America (the "Honduran Facilities"). Wellington Hall Caribbean Corporation ("WHCC"), a wholly-owned subsidiary of the Company, serves as a sales and distribution company for the Honduran Facilities. WHCC is a North Carolina corporation organized in December, 1988 and is located in Lexington, North Carolina. Muebles Wellington Hall, S.A. ("MWH"), the Honduran subsidiary of WHCC, located in San Pedro Sula, manages and operates the Honduran Facilities.

         The Company has recently adopted specific strategies designed to improve its results of operations and financial condition. These strategies involve a more aggressive program of product development, improving marketing and strengthening management, as well as increasing capital and reducing indebtedness.

         The Company has developed and adopted a comprehensive marketing plan that includes strategic measures such as (i) augmenting the Company's traditional product lines with more casual designs of furniture that management believes reflect trends in consumer tastes, (ii) exploring new opportunities for its Honduran Facilities and other offshore resources with designs employing materials such as leather, marble, metal, wicker, bamboo and rattan, (iii) updating and upgrading catalogs and other sales aids in all distribution channels and (iv) developing more targeted programs with selected retail distributors that include promotions, stock reserves for quicker shipments and sales contests. See "Business--Markets."

         In addition to the foregoing, the Company has recruited an experienced senior executive to lead its sales and marketing function. In September 1996, the Company employed Arthur F. Bingham for the newly created position of Senior Executive Vice President of Sales and Marketing. Mr. Bingham directs and oversees all aspects of the Company's sales and marketing activities with the goal of assuring continuing growth in profitable sales. Mr. Bingham's employment arrangement provides for several incentives for him to assist the Company in increasing sales revenues. See "Management."

         Management believes that the highly leveraged position of the Company has impeded its ability to pursue strategies designed to improve its results of operations. In response, the Company also is pursuing a number of strategies to improve its financial condition by raising equity capital, reducing indebtedness and increasing working capital. The Offerings are the primary means of accomplishing these goals. See "Use of Proceeds" and "Capitalization." In addition, in connection with the employment of Arthur F. Bingham as Senior Executive Vice President of Sales and Marketing, Mr. Bingham made a loan to the Company of $285,694. On February 12, 1997, Mr. Bingham purchased 600,000 shares of Common Stock at a price of $.50 per share, which purchase price was paid by cancellation of the foregoing loan and for an additional investment of $14,306. The Company has used the funds provided by Mr. Bingham to reduce its indebtedness and provide working capital. The Company also has granted stock options to Mr Bingham and to Mr. Ralph Eskelsen, manager of the Honduran Facilities, that will provide incentives to these key employees and may result in additional contributions to capital. Mr. Eskelsen has indicated that he is likely to purchase between $135,000 and $150,000 of Common Stock during calendar year 1997 through exercise of his options. Because this purchase is at the option of Mr. Eskelsen, the proceeds therefrom have not been reflected in the "Capitalization" section of this Prospectus.

         The Company has negotiated with its lenders to amend its loan agreements therewith to provide more favorable terms. On January 16, 1997, the Company obtained an additional $250,000 line of credit from Lexington State Bank. In addition, on March 10, 1997, the Company entered into an agreement with the Overseas Private Investment Corporation ("OPIC") to restructure its loan to reduce principal payments until July 1997 (with the deferred payments to be made in a larger balloon payment at the end of the term of the loan in 1999) and to lower the interest rate. The effect of the restructured loan is a reduction to the Company's cash requirements for scheduled principal payments for fiscal 1997 and 1998 of $247,748 and $123,874, respectively, which will contribute significantly to improving the Company's working capital and cash flow for these years. The restructured OPIC loan also will reduce scheduled interest expense by $9,910 in fiscal 1997 and $18,900 in fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


         The Offerings, if fully subscribed, would increase the Company's equity capital by about $800,000 and reduce indebtedness by a corresponding amount. Interest expense would have been reduced by $79,744 and $83,201 in fiscal 1995 and 1996, respectively, and by $40,438 in the first half of fiscal 1997, on a pro forma basis, if the Offerings were fully subscribed and consummated at the beginning of the period. In addition to achieving a reduction in interest expenses, management believes that the increase in equity and reduction of debt service requirements in 1997 and 1998 that the foregoing strategies are designed to achieve would make working capital and other funds available to pursue its marketing and sales strategies more aggressively with the goal of increasing funds generated by operations to fund future growth and debt service requirements.

         The Company's business was founded in 1964, and the Company is incorporated in North Carolina. The Company's principal office is located at Route 1, U.S. Highway 29 and 70 North, Lexington, North Carolina 27292, telephone (910) 249-4931.

PRODUCTS

         The Company's products include occasional living room tables, dining room, and bedroom furniture, modular wall systems, entertainment cabinets (for storage of televisions, stereo equipment and video cassette recorders), bar/server cabinets, console tables, mirrors, and other occasional and accent pieces. The product line generally represents an eclectic collection of reproductions or renderings of 18th century English and French styles. Most of the Company's 18th century English and French reproductions and other designs are offered exclusively by the Company.

         The Company imports certain of its designs for finishing when the domestic production costs for such designs are prohibitive. The Company's imported line is assembled in the Honduran Facilities and finished in the Company's Lexington, North Carolina facility and includes solid mahogany dining chair frames, occasional items and poster beds. Sales of imported designs have increased over time as a result of the Company's acquisition of the

Honduran Facilities. As described hereinbelow, WHCC, the Company's North American subsidiary, distributes the products manufactured at the Honduran Facilities, and during fiscal 1996, such products accounted for approximately 23% of the Company's consolidated sales (net of intercompany sales), while products produced domestically by the Company accounted for about 77% of its consolidated sales. Unfinished furniture imported from the Honduran Facilities accounted for about 13.2 of the Company's domestically-produced sales, and the number imports for finishing from elsewhere is negligible. In addition, WHCC furnished the Company's domestic operations with in excess of 80% of certain forms of wood utilized in domestic production. The balance of the raw materials utilized by the Company's domestic operations, including plywood, brass decorating hardware, finishing material and packing material, are purchased from domestic sources.

         WHCC markets to the U.S. furniture industry (including the Company) three categories of unfinished products manufactured by the Honduran Facilities, including: (i) raw materials in the form of wooden dimension stock (rough parts); (ii) unfinished assembled items for furniture such as occasional tables and dining chair frames; and (iii) components (turnings and carvings) utilized in domestic production (OEM sales). The majority of sales utilize solid mahogany, but the Company also uses laurel, primarily in the production of its French designs, pine and San Juan Areno. In April of 1996, the Company successfully introduced items of furniture which employ leather as part of their finish, such as inserts in desk tops or fully wrapped chest, and the first pine occasional item for its domestic production.


         WHCC also markets directly to the retail trade a bedroom, dining room and occasional table group fully produced and finished in the Honduran Facilities. By assembling and finishing the group in Honduras, significantly greater advantage of plentiful, less costly labor and lower overhead can be realized which result in a lower retail purchase price for the group ( as well as that of the other Honduran - produced products). This lower price, along with the utilization of solid "Honduran Mahogany," recognized by the world trade as one of the premier hardwoods, allows the Company to compete within its market niche. All of the wood utilized by the Company's Honduran Facilities comes from forests under sustainable management programs.

MARKETS

         The Company utilizes several different avenues of distribution. The Company distributes its finished products to the designer trade, retail stores, trade showrooms, buyers' clubs and consumer catalogues. The following discussion describes the views of the Company regarding each avenue of distribution for its finished products.

         Designer Trade

         The Company believes that the designer trade has become one of the more viable outlets for its primary product niche, traditional, high-end furniture. From the Company's perspective, the advantage of this outlet is that virtually all sales are "special order," negating the need for promotional discounts, and the disadvantages are the relatively low sales volume, the requirement that it grant credit and the inadequate means the designer normally has available to receive delivery and service his customer. Since decorators do not generally stock or display products, they are largely dependent on the availability and quality of the Company's sales materials, and as such, it is important for the Company to create and/or improve and maintain its sales aids, including but not limited to photography and catalogs for the Company's dining room pieces and occasional program and for WHCC's bedroom pieces.

         As part of the Company's strategy to increase its sales, the Company plans to produce a new product catalog by April 1997 for a portion of its product line. New finish samples have been completed and furnished the Company's wall unit dealers and finish samples for the balance of the line will be ready in the early spring of 1997.

         Retail Stores

         Retail stores are a desirable outlet for the Company's products because the potential volume of sales is relatively high and certain retail stores do stock and display the Company's products. The Company does not, however, have contractual relationships with such retail stores. The Company and a particular retail store may have an informal understanding at the time that the Company sells its products to such a store, which understanding may relate to such things as amount of the Company's products to be displayed on the store's floor space, pricing and dating for payment purposes. The Company's use of this outlet has declined over several years for various reasons, including but not limited to the fact that many dealers within the industry have gone out of business due perhaps to the soft furniture economy. In addition, the Company has been unable to compete effectively with the invoice dating policy (e.g. "buy now, pay nothing until later") employed by larger manufacturers because such a policy increases receivables and drains available cash. The Company believes that its inability to compete with such a policy has induced many dealers not to consider the Company's products when assigning available floor space. Accordingly, a growing percentage of the Company's distribution to retail stores are special orders, necessitating the creation and/or improvement and maintenance of the Company's sales aids. See--"Designer Trade."

         The Company is having some success in expanding its retail distribution though a program of "Target Accounts." The program involves the Company asking certain moderate to large retailers that normally display products compatible with the Company's price and design niche to purchase and maintain a display of approximately 70 of the Company's products, including bedroom, dining room and occasional items. In exchange for doing so, the dealer receives (i) a discount on the original order for its floor samples, normally about 10%, (ii) two sales periods annually, most often during February and August, in which the dealer receives a 10% discount on all its orders from the Company, (iii) Company sponsored sales incentive contests for the dealer's floor sales personnel, as described below, (iv) participation in a stock reserve program , as described below, to ensure quicker delivery from the Company, (v) better in-store training and service from the Company's sales representative, (vi) exclusive distribution from the Company in the dealer's trading area and (vi) sales leads received on the Company's home page on the Internet, as described below.

         With normal production runs, a particular item may not be available for 90-120 days. To assure quicker delivery to participants in the program, the Company selected approximately 70 of its products to be offered in only one of the Company's finishes, as opposed to the Company's normal policy under which such items may be offered in as many as four standard finishes. The Company reserves from earlier production runs a quantity of each of the selected items such that participants in the program can receive new orders without having to wait for future production runs.

         The Company sponsored sales contests consist of offering weekend or holiday trips to area resorts to the participating dealers' floor sales personnel who sell minimum specified amounts of the Company's products within a designated time frame. The contests are structured such that the value of the prize awarded increases as the level of sales by the particular salesperson increases.


         Early in 1996 the Company added its own Home Page to the Internet [firniture.com] and has experienced a much higher level of hits (site visits) and resulting inquiries than was anticipated. These inquiries are forwarded to the Company's appropriate area sales representative and to a local dealer when possible. Priority for referral is given to the dealers participating in the Company's "Target Account" program.

         Trade Showrooms


         The Company maintains a showroom in High Point, North Carolina to display its product line during the semiannual International Furniture Market held in that city in the fall and spring of each year and is affiliated with trade showrooms, that are accessible only to the professional designer and not generally open to the public, in all the major markets and design centers around the country. Trade showrooms generally target the affluent customer, which tends to be the Company's ultimate customer, and as such, they are an important outlet for the Company. However, the Company believes that this outlet has diminished in importance somewhat over the last decade because of "Gallery Programs" sponsored by the larger manufacturers and retailers under which retail stores act in large part as competing showrooms, offering substantial discounts to induce designers to purchase from them. It is the opinion of the Company, however, trade showrooms are still viable when markups of wholesale prices can be held to 250%.

         In April 1996, the Company received commitments from two major, national showroom chains to display its products. The Company does not have contractual agreements with such national chains, but, as is common in the industry, has informal agreements with at the chains at the time that the Company sells its products to them with respect to the kind and amount of products to be stocked, the reordering procedure and the dating policy to be pursued. One of the commitments involved only the Company's modular wall units, while the others involved the balance of the domestic product (regular line) lines. Most of the floor samples purchased reached the showroom floors early in the fall of 1996, and management believes such floor displays are having a favorable impact on sales.


         Buyers Clubs


         The Company became a vendor for the United Consumers Club ("UCC") approximately two years ago. The UCC's members are required to pay an annual fee, and the UCC distributes to them through its ninety catalog outlets (Clubs) and its quarterly mailers. Any UCC member who wishes to purchase an item from the catalog so informs UCC, and UCC places the order with the Company or another vendor. In order to succeed in this particular means of distribution, it is imperative that the Company create and/or improve and maintain high-quality photography in its mailers, as well as a large supply of catalogs at the various clubs. See--"Designer Trade." Though the Company and the UCC do not have a contractual relationship, the Company does have an informal agreement with UCC that the Company will not change its prices reflected in the UCC catalog or mailer for the life of such catalog or mailer.

         Similarly, consumer catalogs are a means of distribution that has not been available to or utilized by the Company in the past. At the October 1996 Furniture Market held in High Point N.C., the Company received a commitment from a major catalog company to include the Company's products in its catalogs. Though the Company does not have a contractual relationship with the aforementioned catalog company, certain of the Company's products will be included in an April 1997 edition of its catalog, and the Company expects certain of its products to be similarly included in future editions. The catalog in which the Company's products will appear will include different types of furniture, wooden and otherwise, in addition to that sold by the Company, and may also include those other products that the catalog company markets in addition to furniture like clothing or electronics.


         OEM Sales


         Following the acquisition and expansion of the Honduran Facilities in 1990, the Company aggressively sought to sell to other manufacturers ("OEM sales") dimension stock, wood components (carvings and turnings), and unfinished assemblies with significant success. However, in 1993 and early 1994, the Company's sales of its proprietary products grew to such a level that it appeared that it would be more profitable to use the majority, if not all, of the capacity of the Honduran Facilities for the production of the Company's products to the exclusion of its OEM business. During such time, the Company's sales of its proprietary products were of sufficient magnitude that the Company did not have the resources to continue to pursue its OEM business. However, very late in 1994 the market for the Company's products became soft and, without the OEM sales, it became necessary about mid-1995 and through much of calender 1996 to curtail production to avoid additional increases in inventory. For all of 1996, the Company's has directed its efforts with some success toward establishing a distribution for its proprietary line but at the same time toward rebuilding a dealer base for OEM sales. In the future, the Company will maintain a presence in this area of distribution to assure its presence in a more diversified market.


RESEARCH AND DEVELOPMENT

         While neither the Company nor WHCC has a full-time employee or facility devoted exclusively to research and development and the Company does not spend a material amount of money on research and development as such, the Company's President and sales and marketing personnel, in consultation with design firms, devote substantial time to the design and development of new products. Though, because of the nature of the Company's designs, many of its products may remain marketable for a significant period of time, the competition in and the fashion orientation of the home furnishings market require that the Company's product line be continually updated by the introduction of new products. It this development of such new products, the cost of which is absorbed into production costs and not borne directly by customers of the Company, that represents the extent of the Company's research and development.


SALES

         The Company's sales function is led by Arthur F. Bingham, its Senior Executive Vice President of Sales and Marketing. The Company employs 16 independent, commissioned sales representatives who sell to retail stores and service trade showrooms in the United States and Canada. The Company generally sells its products on a net 30-day basis. The Company has advertised nationally, to a limited extent, to improve its name recognition.


         WHCC employs one independent, commissioned sales representative for products sold to U.S. furniture manufacturers other than the Company, the Company's OEM business, and that commissioned sales representative covers the two eastern states in which the majority of the U.S. furniture industry is located. WHCC utilizes the Company's independent representatives for products finished in the Honduran Facilities and marketed directly to the retail trade.


BACKLOG


         The Company's firm backlog of orders on January 31, 1997 was 1,558,000, a 7% increase from its backlog of $1,454,000 on January 31, 1996. The January 31, 1997 backlog included $1,105,000 of domestically-manufactured products, as opposed to $1,193,000 included in the 1996 backlog, which decrease reflects the slow down in the home furnishing segment of the general economy. The backlog for WHCC and Honduran-produced products, less intercompany orders, was $453,000 on January 31, 1997 versus $261,000 on January 31, 1996 . The increase reflects recent success in procuring orders from other manufacturers for their products.


SOURCES AND AVAILABILITY OF RAW MATERIALS


         The Company's principal raw material is wood, and the Company utilizes several different species including mahogany, laurel, pine and cedar. Wood is purchased in the form of dimension stock (rough parts), components (turnings and carvings) and plywood. The Company uses all of these forms of wood in the manufacturing of its products. For example, in the production of a table, turnings and carvings may be used for table legs and specialty designs, plywood may be used for the tabletop and dimension stock (large pieces of wood that the Company is able to process into the required dimensions) may be used for other parts of the table. Plywood is generally available in adequate supply from domestic resources. Dimension stock and components are generally supplied to the Company by its Honduran Facilities. These same raw materials are available from domestic sources but generally at higher prices and lower quality. Accordingly, the loss of the Honduran Facilities as the Company's primary source of wood and as its sole supplier of the Company's proprietary line of assembled items of furniture would have a significant adverse effect on the Company's operations, financial condition, competitiveness and future prospects.

         Though the agency of the Honduran government responsible for forest resources is not able to provide an accurate inventory of the supply of mahogany or other species of wood available in Honduras and large quantities of mahogany have previously been harvested from Honduras over the years, the Company believes based upon all available information that an adequate supply of' mahogany is available and will be available for many years to come. The Company's belief is based on the fact that the Honduran government has always made available to the

Company as much mahogany as it has requested and has never indicated that such supply may be in future jeopardy. In addition to mahogany, the Company currently utilizes the other species of wood referenced above and continually researches whether other species of wood are available for manufacturing in commercial quantities in order to expand its resource base.

         The Honduran government has established programs such that all timber harvested is in areas of forest under sustainable management. With respect to the Company, sustainable management works as follows: the Honduran government solicits the Honduran wood-working industry, of which the Company is a part, to determine the need for various types of wood and takes a physical inventory on the number of trees of a given variety in a particular portion of the forest; the Honduran government then issues a permit to an entity to harvest that area to a certain extent, based on the Honduran government's calculation of how quickly that particular variety of tree in that particular area will regenerate, and to furnish the Company with the requested amount of wood; the permit holder is taxed based on the portion of the forest subject to its permit; the permit holder harvests the area and sells the wood to the Company.


SEASONALITY

         As is typical in the furniture industry, the Company's greatest volume of incoming orders is received in the spring and fall of each year. This is due primarily to the International Furniture Market held each April and October in High Point, North Carolina. Careful scheduling of production minimizes the effects of such seasonality on the Company's production and shipments. Orders are generally shipped within 30 to 90 days of receipt.

COMPETITION

         The furniture industry is highly competitive, and no single company dominates the industry. The Company, while unranked in any known comparative study of the industry, competes with many nationally-recognized manufacturers of quality furniture. Many furniture manufacturers have substantially larger production capabilities, and distribution networks, as well as greater financial resources than has the Company. The Company's principal method of competing is by product design (including items or categories of items not available from other manufacturers), product quality (including high-grade hardwoods and other materials used in construction and quality-constructed cabinetry and finish) and price. Most of the Company's designs are offered by the Company exclusively. The Company believes its pricing structure, product design and product quality to be competitive with those of its competitors.

         The furniture industry is a segmented industry in which design, quality and price place each manufacturer into a competitive market niche. The Company competes in the medium-to-high price market, which normally requires a larger number of items comprising the product line, smaller production lot sizes and higher inventory requirements to maintain a competitive delivery cycle. The Company estimates that there approximately 12 to 15 furniture manufacturers directly competing with the Company in the medium-to-high price market for case goods. The Company's limited financial resources restrict its ability to compete effectively in its market niche.

ENVIRONMENTAL CONTROL FACILITIES

                  The Company's domestic operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution controls. Historically, these standards have not had any material adverse effect on the Company's sales or operations. The furniture industry currently anticipates increased federal and state environmental regulation, particularly with respect to emissions from paint and finishing operations and wood dust levels in manufacturing operations. The industry and its suppliers are attempting to develop water-based finishing materials to replace commonly-used organic-based finishes which are a major source of regulated emissions. The Company cannot at this time estimate the impact of these new standards on the Company's operations or the cost of compliance thereof (including future capital expenditure requirements).

EMPLOYEES

         As of February 10, 1997, the Company had approximately 375 employees, including approximately 300 people currently employed at the Honduran Facilities. Approximately 325 of the Company's employees are full-time employees.



DESCRIPTION OF PROPERTY

         The Company owns and operates one plant housing its United States production facilities and general offices located on 17 acres of land in Lexington, North Carolina. The 82,500 square foot facility is of brick, steel, concrete and concrete block construction and is well-maintained and in adequate condition. The Company's manufacturing facilities generally operate on a 40-hour week. Substantially all of the Company's physical properties located in Lexington, North Carolina, including inventory, machinery and equipment, are pledged as collateral under the Company's loan agreements with Lexington State Bank of North Carolina, the Company's primary bank lender.


         The Company's Honduran Facilities consist of seven and one-half acres of land located in San Pedro Sula, Honduras, a 21,120 square-foot, equipped dimension mill, a 7,840 square-foot wood resaw operation, two dry kilns and boilers and related processing equipment, two buildings for dry lumber storage and a 6,408 square-foot building for "green" lumber storage. In July 1990, the Company completed construction of a 45,000 square-foot addition to the manufacturing facility and a 2,600 square-foot office building.


         The Company believes its properties are generally suitable and adequate to meet its intended uses and, in the opinion of management, it is adequately covered by insurance.


         The Honduran Facilities, including both real and personal property such as plant and equipment but not including inventory or receivables, are pledged to secure a loan from the OPIC. The loan proceeds were used to finance completion of capital improvements to the Honduran Facilities. In addition, Banchas, the Company's Honduran bank lender, holds a second mortgage on the assets of the Honduran Facilities.


         The lumber dimension mill, as well as the furniture manufacturing operations of the Honduran Facilities, operate on a 44-hour work week (a standard work week in Honduras). The Company believes that the mill and furniture manufacturing facilities are in adequate condition and suitable for its intended uses.

         The Company leases a 8,800 square-foot showroom located in High Point, North Carolina. The space is utilized to display the Company's products, particularly new product introductions, during the semi-annual International Furniture Markets. The Company believes the showroom is in good condition and suitable for its intended use.

LEGAL PROCEEDINGS

         There is no pending material litigation involving the Company or any of its subsidiaries. To the best of management's knowledge, no legal proceedings or proceedings by any governmental authorities are contemplated.

                                  MANAGEMENT


         Directors of the Company are elected at the annual meeting of shareholders for one-year terms to expire at the next annual meeting. Officers of the Company are elected to serve one-year terms by Board of Directors at the regular meeting of the Board held annually immediately following the annual meeting of shareholders. Messrs. Hackney and Bingham have each entered into agreements that govern their respective employment with the Company. See "Executive Compensation." The following table sets forth information concerning each director and executive officer of the Company:

                                   POSITION WITH THE COMPANY; PRINCIPAL OCCUPATION DURING
NAME                         AGE   THE PRECEDING FIVE YEARS (IF DIFFERENT)
----                         ---   ---------------------------------------

Hoyt M. Hackney, Jr.         59    President, Chief Executive Officer, Chief Financial Officer
                                   and Treasurer, Director since 1978


Donald W. Leonard (1)        77    Chairman of the Board of Directors, Director  since 1965;
                                   Private Investor

Ernst B. Kemm                60    Executive Vice President, Director since 1978

William W. Woodruff (1)      72    Secretary , Director since 1977; President and Owner of
                                   Woodruff Shoe Store

Arthur F. Bingham            42    Senior Executive Vice President of Sales and Marketing (1996-
                                   present), Director since 1996; Sales Representative for
                                   Lexington   Furniture Industries (1978-1996)

Ralph L. Eskelsen, Jr.       50    General Manager and Director of Muebles Wellington Hall, S.A.

----------
(1)   Mr. Woodruff is Mr. Leonard's brother-in-law.

                              CERTAIN TRANSACTIONS

         In connection with the employment of Arthur F. Bingham as Senior Executive Vice President of Sales and Marketing, Mr. Bingham made a loan to the Company in October 1996 of $285,694 for a term of up to two years and bearing interest at the applicable federal rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended. On February 12, 1997, Mr. Bingham purchased 600,000 shares of Common Stock of the Company at a purchase price of $.50 per share, which purchase price was paid by cancellation of the foregoing loan and for an additional investment of $14,306. The Company paid to Mr. Bingham interest on the loan in the amount of $6,368. Like those transactions, all future material affiliated transactions and loans will be made or entered into under terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the independent outside members of the Company's Board of Directors who do not have an interest in the transactions.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information regarding directors and executive officers of the Company, as well as those persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, as of April 1, 1997 and after the Offerings assuming all shares offered hereby are sold:


                                        Before Offerings                            After Offerings
                          --------------------------------------------      ---------------------------------
Name and Address          Amount and Nature        Percent                  Amount and Nature        Percent
of Beneficial             of Beneficial            of Class                 of Beneficial            of Class
Owner                     Ownership (1)                                     Ownership (1)
-------------------------------------------------------------------------------------------------------------
Hoyt M. Hackney, Jr.        226,958 (1)              9.9                     302,958                 7.6
409 Edgedale Drive
High Point, N.C. 27262

Ernst B. Kemm               297,280 (1)             13.0                     298,280                 7.5
1211 Lancaster Place
High Point, N.C. 27260

Donald W. Leonard            26,862 (1)              1.2                      46,862                 1.2
105 Westover Drive
Lexington, N.C. 27292

William W. Woodruff          16,000 (1)              0.7                      24,000                0.06
320 Maegeo Drive
Lexington, N.C. 27292

Arthur F. Bingham           605,437 (2,3)           26.4                     605,437 (2,3)          15.2
315 3rd Avenue N. W.
Hickory, N.C. 28601

Ralph L. Eskelsen, Jr.         --   (3)              --                          --  (3)             --
Tacao River
San Pedro Sula
Honduras, Central America

All executive officers    1,172,537 (3)             51.2                   1,277,537 (3)            32.1
and Directors as a Group
(6 Persons)

-----------------------------


(1) To the best of the Company's knowledge, all persons listed above own the shares listed directly and have sole voting and investment power with respect thereto unless otherwise noted.

(2) Mr. Bingham's shares include 605,000 shares owned in a retirement plan of which he is beneficiary.

(3) Excludes options to purchase shares that have been granted but are not currently exercisable and do not become exercisable within 60 days.

                            EXECUTIVE COMPENSATION

       The following table sets forth information concerning compensation paid to the Chief Executive Officer of the Company during the last three fiscal years.

                                  Fiscal     Annual Compensation    All Other
                                  ------     -------------------    ---------
Name/Positions                    Year       Salary($)  Bonus($)    Compensation (1)
------------------------------------------------------------------------------------
Hoyt M. Hackney, Jr.              1996       128,878         0      26,577
  President                       1995       166,918    37,728      27,203
  Treasurer,                      1994       160,285    36,712      25,104
  Chief Executive Officer
  Chief Financial Officer

(1) The amounts reported in this column consist of the Company's matching contribution under its 401(k) plan and deferred compensation plan.

       Non-salaried directors are paid $100 for each meeting of the Board of Directors they attend and a $1,000 annual directors' fee. The Company does not pay Directors any additional amounts for committee participation.

       Effective January 1, 1987, the Company entered into a 5-year employment agreement with Mr. Hackney (the "Employment Agreement") that is automatically extended for successive one-year terms unless and until either party to the Employment Agreement gives written notice of' termination. Throughout the term of the Employment Agreement, Mr. Hackney is to serve as President, Chief Executive Officer and Chief Financial Officer of the Company, is to be nominated for election as a Director of the Company and is to devote his full time and attention to the Company's business affairs. If, for any reason other than the termination of his employment "for cause," Mr. Hackney does not continue in these positions, Mr. Hackney may elect to terminate the Employment Agreement and receive as severance compensation an amount equal to one and one-half times his then annual compensation. Under the Employment Agreement, Mr. Hackney may be terminated only "for cause," which is defined to mean (1) willful material breach of his obligations under the Employment Agreement; (2) willful gross misconduct in the course of his employment that is substantially injurious to the Company; or (3) conviction in any court of a felony which results in incarceration for more than 90 consecutive days.

       In conjunction with the execution of the Employment Agreement, the Company and Mr. Hackney entered into an executive deferred compensation agreement, effective May 8, 1987 (the "Deferred Compensation Agreement"), which provides for the payment of $50,000 per year for a period of 10 years payable in equal monthly installments, upon Mr. Hackney's retirement at age 62. The monthly installment payments shall be paid to Mr. Hackney's beneficiary if he dies prior to retirement or after retirement but prior to the expiration of the ten-year payout period. $24,000 in deferred payments were accrued pursuant to the Deferred Compensation Agreement for the benefit of Mr. Hackney during fiscal 1996.


       If the Company is (1) merged, liquidated, consolidated or otherwise combined with any other company, or (2) if substantially all the assets or shares of stock of the Company are acquired by any other person or entity (1 and 2 above hereinafter a "Change of Control Event"), the Employment Agreement will, pursuant to its terms, automatically remain in full force and effect until the end of the two-year period immediately following the date of the Change of Control Event. Upon the occurrence of a Change of Control Event, the Company or its successor in interest may terminate the Employment Agreement upon the payment to Mr. Hackney of a cash amount equal to 1 1/2 times his then annual compensation. The Company or its successor may terminate the Deferred Compensation Agreement following the occurrence of a Change of Control event upon the payment to Mr. Hackney of (a) $100,000 in cash or

(b) a cash amount for each share of the Company stock then owned by Mr. Hackney equal to or greater than the lesser of (i) four times the book value per share of such stock or (ii) 15 times the net after tax profits per share of such stock, computed as of the Company's most recent fiscal year end in accordance with Generally Accepted Accounting Principles.

       Effective September 1, 1996, the Company entered into a 10-year employment agreement with Arthur F. Bingham ("the Employment Agreement") that is automatically extended for successive one-year terms unless and until either party to the Employment Agreement gives written notice of termination pursuant to the terms therein. Throughout the term of the Employment Agreement, Mr. Bingham is to serve as Senior Executive Vice President of Sales and Marketing and as an exclusive sales representative of the Company and is to devote his full time and attention to such positions. The Employment Agreement contemplates that, for the term thereof, Mr. Bingham shall also serve as a Director of the Company. If, for any reason other than the termination of his employment "for cause," Mr. Bingham does not continue in these positions, Mr. Bingham may elect to terminate the Employment Agreement and receive as severance compensation an amount equal to one and one-half times his then annual compensation. Under the Employment Agreement, Mr. Bingham may be terminated only "for cause," which is defined to mean (1) willful material breach of his obligations under the Employment Agreement, which breach is not substantially cured by Mr. Bingham within ten business days after the Company gives to him written notice of the specific alleged breach (it being understood that Mr. Bingham's failure to perform or discharge his duties and responsibilities hereunder as a result of his incapacity due to physical or mental illness or injury or accident or death shall not be deemed such a breach); (2) willful gross misconduct in the course of his employment that is substantially injurious to the Company; or (3) conviction in any court of a felony that results in incarceration for more than ninety consecutive days (unless such conviction is reversed in any final appeal thereof).


       Pursuant to the Employment Agreement, Mr. Bingham is to be compensated in an amount equal to a commission of 5% of all sales of products of WHCC and 6% of all sales of products of the Company, both to exclude what is commonly referred to as OEM sales, a commission of 5% on all orders considered "House" orders, a commission of 5% on inventory sales used to raise capital and reduce inventory, annual compensation of $30,000 and an annual bonus equal to the amount that 2% of the sales in the North Carolina territory from WHCC and 1% of the sales in the North Carolina territory from the Company exceeds $30,000 for each fiscal year beginning September 1, 1996 through August 31, 1997.


       If the Company is merged, liquidated, consolidated or otherwise combined with any other company, or if substantially all the assets of the Company are acquired by any other person or entity, or if the control of the Company shall pass to any other person or entity not presently in control, the Employment Agreement shall remain in full force and effect or, at the option of the Company, upon the occurrence of any such event described hereinabove, the Company or its successor may terminate this Employment Agreement upon the payment to Mr. Bingham of an amount equal to 1 1/2 times his earnings for the last fiscal year prior to termination, such payment to be made within thirty days after the date of termination. For purposes of determining Mr. Bingham's earnings, there shall be included both the commissions paid under Mr. Bingham's sales territory and the annual compensation paid for Mr. Bingham's service as Senior Executive Vice President of Sales and Marketing.

STOCK OPTION AND RESTRICTED STOCK PLAN

       On February 10, 1997, the Board of Directors of the Company adopted, subject to shareholder approval, the 1997 Stock Option and Restricted Stock Plan (the "Plan"). The Plan has a ten year term and, unless sooner terminated as provided in the Plan, will terminate on February 9, 2007.

       The Plan will be administered by an option committee (the "Committee") appointed by the Board of Directors of the Company. The Committee must consist of no fewer than two directors appointed by the Board, none of whom is a current employee of the Company, a former employee that receives compensation for prior services rendered during the taxable year, an individual receiving direct or indirect remuneration from the Company in any capacity other than as a director or a former or current officer of the Company, all with the intent of complying
Section 162(m) of the Internal Revenue Code of 1988, as amended (the "Code").

       Under the Plan, the Company may grant incentive stock options ("ISOs"), nonqualified stock options or restricted stock awards up to an aggregate of 1,200,000 shares of the Company's common stock, no par value (the "Common Stock"). No individual may receive options or restricted stock under the Plan aggregating more than 600,000 shares of Common Stock over the ten-year life of the Plan. The number and class of shares available under the Plan will be adjusted appropriately in the event of stock splits and combinations, share dividends and similar changes in the capitalization of the Company. Any shares of Common Stock that are subject to incentive stock options or nonqualified stock options granted under the Plan and that are not issued, and any shares of Common Stock that are issued pursuant to restricted stock awards under the Plan and that are subsequently forfeited, may again be the subject of grants or awards under the Plan.

       Awards may be granted under the Plan only to key employees (including statutory employees within the meaning of Section 3121(d)(3) of the Code), officers or directors of the Company, whether or not employees. The Committee will determine those persons who will receive ISOs, nonqualified stock options and restricted stock awards under the Plan.

       The Plan provides that the Board of Directors may terminate, amend or revise the terms of the Plan at any time, except that no amendment or revision shall (i) increase the maximum aggregate number of shares subject to the Plan, except as permitted by the Plan in order to make appropriate adjustments for stock splits, share dividends or similar changes in the Common Stock; (ii) change the minimum purchase price for shares subject to options granted under the Plan; (iii) extend the maximum duration of ten years established under the Plan for any option or for a restricted stock award; or (iv) permit the granting of an option or a restricted stock award to anyone other than eligible recipients under the terms of the Plan.

       With respect to nonqualified stock options or restricted stock awards, the Committee is authorized under the terms of the Plan, in its discretion, to make loans or payments to optionees or restricted stock award recipients for the purpose of assisting such persons with payment of personal income taxes incurred upon exercise of nonqualified stock options or the lapse of restrictions to which restricted stock is subject.

       If the Company becomes a party to any merger or consolidation in which it is not the surviving entity or pursuant to which the shareholders of the Company exchange their Common Stock, or if the Company dissolves or liquidates or sells all or substantially all of its assets, the Committee may, in its discretion, cause all ISOs and nonqualified stock options outstanding under the Plan to become immediately exercisable and, to the extent not exercised, such options will terminate on the effective date of such transaction. In addition, the Committee may, in its discretion, cause all restricted stock awards that are still subject to any restrictions or conditions to become fully vested, and no longer subject to forfeiture, on such effective date, unless otherwise provided in the applicable restricted stock agreement.

       The price of shares subject to stock options granted under the Plan will be determined by the Committee at the time of grant of the option, but may not be less than 100% of the fair market value of the Common Stock at the time of the grant. The Committee will determine at the time of grant the dates on which stock options will become exercisable and may accelerate the scheduled exercise date of an option if deemed appropriate. The Committee may, in its discretion, make any ISO or nonqualified stock option subject to the satisfaction of such corporate or individual performance or other vesting standards as the Committee deems appropriate. No stock option may expire later than ten years from the date of grant. ISOs granted under the Plan are subject to the following additional conditions: (i) no ISO may be granted to a person who owns, at the time of grant, stock representing more than 10% of the total voting power of all classes of stock of the Company unless the option price for the shares subject to such ISO is at least 110% of the fair market value on the date of grant and such ISO award is exercisable only within five years after its date of grant; and (ii) the total fair market value of shares subject to ISOs which are exercisable for the first time by an optionee in a given calendar year may not exceed $100,000, valued as of the date of the ISO's grant.

       Restricted stock may be issued under the terms of the Plan to eligible recipients who are selected from time to time by the Committee. Such restricted stock will be subject to such restrictions and conditions as may be determined by the Committee at the time of the award. These restrictions and conditions may include (but are not required to include) restrictions on transfer of the awarded shares of Common Stock, vesting conditions based on continued employment with the Company for a specified period of time following the award or satisfaction of individual or corporate performance criteria, or satisfaction of other vesting standards. The lapse of restrictions and conditions with respect to restricted stock may be accelerated at any time by the Committee in its discretion. Restrictions and conditions imposed on shares of restricted stock shall lapse, in whole or in part, as provided in the applicable agreement evidencing the restricted stock award, but must lapse, if at all, not later than ten years from the date of the award.

       On February 10, 1997 the Company granted stock options to Ralph L. Eskelsen and Arthur F. Bingham pursuant to the Plan. These options may not be exercised prior to shareholder approval of the Plan. Eskelsen was granted an ISO to purchase 300,000 shares of Common Stock at $0.50 per share. Eskelsen may exercise the ISO to the extent of 200,000 on or after September 1, 1997 up to and including February 1, 1998 and may exercise the ISO in full on or after January 1, 1998 up to and including February 1, 1998. If not sooner terminated, the ISO will terminate three months after Eskelsen's termination of employment with the Company for any reason other than death or three months after Eskelsen's death. In no event will the ISO be exercisable after it expires by its terms. The option price may be paid in U.S. dollars or in Honduran currency at the exchange rate on the date of exercise.

       Bingham received the following ISOs to purchase shares of Common Stock:

                 Option A. Option to purchase 150,000 shares of Common Stock at an exercise price of $0.50 per share. Option A becomes exercisable on September 1, 1998 up to and including February 9, 2004, if Commissioned Retail Sales in the Territory (both as defined in the option agreement) from May 1, 1997 through April 30, 1998 equal or exceed $2,500,000.

                 Option B. Option to purchase 150,000 shares of Common Stock at an exercise price of $0.80 per share. Option B becomes exercisable on September 1, 1999 up to and including February 9, 2004, if Commissioned Retail Sales in the Territory from May 1, 1998 through April 30, 1999 equal or exceed $2,700,000.

                 Option C. Option to purchase 150,000 shares of Common Stock at an exercise price of $0.50 per share. Option C becomes exercisable on September 1, 2000 up to and including February 9, 2004, if Commissioned Retail Sales in the Territory from May 1, 1999 through April 30, 2000 equal or exceed $3,000,000.

       Bingham also received nonqualified options to purchase 150,000 shares of Common Stock at an exercise price of $1.30 per share. The options may be exercised at any time from the date of grant until February 9, 2004.

       If not sooner terminated, the options will terminate three months after Bingham's termination of employment with the Company for any reason other than death or twelve months after Bingham's death. In no event will any option be exercisable after such option expires by its terms.

                          DESCRIPTION OF SECURITIES

       The authorized capital stock of the Company consists of 6,000,000 shares of Common Stock with no par value and 5,000,000 shares of $5.00 Par Preferred Stock ("Preferred Stock"). There are issued and outstanding 2,289,887 shares of common Stock. No shares of Preferred Stock are issued and outstanding.

COMMON STOCK

       Subject to prior rights of the holders of any Preferred Stock then outstanding, the holders of outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared and paid from time to time by the Board of Directors, in its discretion, from funds legally available therefor. See "Market For Common Equity and Related Shareholder Matters." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata all assets remaining available for distribution to shareholders after satisfaction of creditors, subject to the rights, if any, of the holders of any Preferred Stock then outstanding. There are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock. Holders of Common Stock have no preemptive or other subscription rights. All of the outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be outstanding upon completion of this offering will be, when issued and delivered in the manner contemplated hereby, fully paid and nonassessable.

       Shareholders are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders. Shareholders are not entitled to vote cumulatively in the election of directors.

       The Transfer Agent for the Common Stock is Wachovia Bank and Trust Company, N.A., Winston-Salem, North Carolina.

PREFERRED STOCK

       The Company's charter authorizes the Board of Directors to issue Preferred Stock in one or more series from time to time, without action by the shareholders. The terms of any such Preferred Stock may be fixed by the Board of Directors and may be senior to the Common Stock with respect to dividends, voting rights and redemption and liquidation preferences.

       It is not possible to state the actual effect of the authorization of Preferred Stock upon the rights of holders of the Common Stock unless and until the Board of Directors determines the specific rights of the holders of a series of the Preferred Stock. Such effects might include, however, (i) restrictions on dividends on the Common Stock if dividends on Preferred Stock have not been paid; (ii) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights; (iii) dilution of the equity interest of the Common Stock unless the Preferred Stock is redeemed by the Company; and (iv) the Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted the Preferred Stock. Issuance of Preferred Stock, while in the judgment of the Company's Board of Directors desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, could impede an attempt by a third party to acquire a majority of the outstanding voting stock of the Company. The Board of Directors has no present plans to authorize the issuance of any shares of Preferred Stock.

CERTAIN NORTH CAROLINA LEGISLATION

       Article 9 of the North Carolina Business Corporation Act ("NCBCA") sets forth the North Carolina Shareholder Protection Act (the "Shareholder Protection Act"). The Shareholder Protection Act requires the affirmative vote of the holders of 95% of the voting shares of a corporation, voting as one class, for the adoption or authorization of a business combination with any other entity if, as of the record date for the determination of shareholders entitled to vote on such business combination, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. This 95% voting requirement is not applicable if certain "fair price" standards are met or certain other provisions relating to the other entity's control of the corporation have been satisfied.

       The Shareholder Protection Act originally allowed a 90-day period after the effective date of the statute, such 90-day period to expire on July 22, 1987, during which the directors of an affected corporation could adopt an opt-out bylaw stating that the provisions of the Shareholder Protection Act would not be applicable to the corporation. The Shareholder Protection Act expressly provides that an opt-out bylaw adopted during such 90-day period continues to be effective unless it was rescinded on or before September 30, 1990. On July 20, 1987, the Board of Directors of the Company adopted such an opt-out bylaw for the Company, and such bylaw has not been rescinded.

       Article 9A of the NCBCA sets forth the North Carolina Control Share Acquisition Act (the "Control Share Acquisition Act"). The Control Share Acquisition Act generally prohibits an acquiring person from voting control shares (as described below) of a North Carolina corporation acquired pursuant to a control share acquisition (as described below), unless voting rights for such shares shall have been approved by the shareholders of the corporation by the affirmative vote of at least a majority of all outstanding shares entitled to vote for the election of directors (other than interested shares as described below), or, among other exceptions, the corporation's articles or bylaws are amended to permit the voting of such shares prior to the acquiring person's acquisition thereof. If the acquiring person so requests, the corporation is required to hold a special meeting of its shareholders to consider the authorization of voting rights of control shares within 50 days after demand is made by the acquiring person, provided that, among other things, such acquiring person has delivered to the corporation a statement representing that the acquiring person has the financial capacity to make the proposed control share acquisition and undertaking to pay certain expenses of the special meeting of shareholders.

       "Control shares" generally means shares of a corporation that, when added to all other shares of the corporation beneficially owned by a person, would entitle that person to voting power in the election of directors that is equal or greater than any of the following levels of voting power: (i) one-fifth of all voting power, (ii) one-third of all voting power, or (iii) a majority of all voting power. "Control share acquisition" generally means the acquisition by any person of beneficial ownership of control shares. "Interested shares" generally means shares of a corporation in respect of which an acquiring person, an officer of the corporation or an employee of the corporation who is also a director of the corporation is entitled to exercise voting power.

       The Control Share Acquisition Act originally allowed a 90-day period after the effective date of the statute, such 90-day period to expire on November 10, 1987, during which the directors of an affected corporation could adopt an opt-out bylaw stating that the provisions of the Control Share Acquisition Act would not be applicable to the corporation. On July 20, 1987, the Board of Directors of the Company adopted such an opt-out bylaw for the Company. On November 12, 1987, the Board of Directors deleted from said bylaw any reference to the Control Share Acquisition Act and to opting-out thereof with the intent of subjecting the Company to the provisions thereof.

                         MARKET FOR COMMON EQUITY AND
                         RELATED SHAREHOLDER MATTERS

       Until October 1995, the Common Stock of the Company traded in the NASDAQ over-the-counter market system. Since that time, the Company's Common Stock has traded on the NASD's over-the-counter bulletin board. According to the information furnished by Anderson & Strudwick, a market maker in the Company's Common Stock, the high and low bid quotations for each quarterly period within the last two fiscal years and the current fiscal year to date is as follows:


Quarter Ending            High      Low       Quarter Ending       High       Low
--------------            ----      ---       --------------       ----       ---
January      1995         1.25      1.25      April   1996         0.50      0.25
April        1995         1.25      1.00      July    1996         0.344     0.25
July         1995         1.00      1.00      October 1996         0.50      0.281
October      1995         0.75      0.75      January 1997         0.375     0.187
January      1996         0.75      0.25      April   1997
                                              (through March 27)   0.3125    0.25


       These market quotations represent inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

       As of February 10, 1997, there were approximately 572 holders of record of the Company's Common Stock.

       The Company has not paid any dividends since its inception. Pursuant to the terms of its line-of-credit and long-term loan agreements with Lexington State Bank, the Company may not pay any dividends, purchase, redeem or otherwise retire any of its capital stock or otherwise make any other distribution of its assets resulting in the reduction of its capital without the prior written consent of Lexington State Bank. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

       The Amended and Restated Bylaws of the Company provide that any person who serves or has served as a director or officer of the Company or any wholly-owned subsidiary (a "Claimant") shall have the right to be indemnified and held harmless by the Company against all liabilities and litigation expenses resulting from any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, seeking to hold the Claimant liable by reason of the fact that he is or was serving in such capacity, provided that such indemnification shall not be effective with respect to any liabilities or litigation expenses if the activities of the Claimant leading to such liabilities or litigation expenses were at the time they were taken known or believed by such Claimant to be clearly in conflict with the best interests of the Company. This indemnification includes the right upon demand by the Claimant to the advancement of litigation expenses, subject to receipt by the Company of the Claimant's undertaking to repay such expenses if it is ultimately determined that he was not entitled to indemnification.

       The Amended and Restated Bylaws of the Company define (a) "liabilities" to include without limitation, payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which a Claimant had become liable in any proceeding and (b) "litigation expenses" to include without limitation, reasonable costs and expenses of attorneys' fees and expenses actually and reasonably incurred by the Claimant in connection with any proceeding and reasonable costs and expenses and attorneys' fees and expenses in connection with the enforcement of rights to the indemnification granted hereby or by applicable law, if such enforcement is successful in whole or in part.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                 LEGAL OPINIONS


       The legality of the securities being offered hereby will be passed upon for the Company by Schell Bray Aycock Abel & Livingston P.L.L.C., Greensboro, North Carolina.



                              INDEPENDENT AUDITORS

       The audited financial statements included in this Prospectus have been audited by Turlington and Company, L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                        INDEX TO FINANCIAL STATEMENTS


INTERIM FINANCIAL STATEMENTS                                                                                         PAGE
                                                                                                                     ----
    Consolidated Balance Sheet as of January 31, 1997 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . F-2
    Consolidated Statements of Operations for the nine months ended January 31, 1997, 1996 (unaudited)  . . . . . . . F-3
    Consolidated Statements of Cash Flows for the nine months ended January 31, 1997, 1996 (unaudited)  . . . . . . . F-4
    Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5

 ANNUAL FINANCIAL STATEMENTS
    Reports of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7
    Consolidated Balance Sheets as of April 30, 1996 and 1995   . . . . . . . . . . . . . . . . . . . . . . . . . . . F-8
    Consolidated Statements of Stockholders' Equity for the years ended April 30, 1996 and 1995   . . . . . . . . .  F-10
    Consolidated Statements of Income for the years ended April 30, 1996 and 1995   . . . . . . . . . . . . . . . .  F-11
    Consolidated Statements of Cash Flows for the years ended April 30, 1996 and 1995   . . . . . . . . . . . . . .  F-12
    Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-13

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES


                         CONSOLIDATED BALANCE SHEETS


                                 (UNAUDITED)


                                                                             January 31,
         ASSETS                                                                 1997
                                                                             ----------
Current assets:
    Cash:
             Cash on hand                                                    $   50,085
         Accounts Receivable:
             Trade                                                              939,832
             Allowance for Bad Debt                                             (43,800)
         Inventories                                                          4,675,775
         Note Receivable - Officer                                               27,908
         Prepaid Expenses                                                       143,749
         Deferred Taxes                                                          14,327
                                                                             ----------
         Total Current Assets                                                 5,807,876

Deferred Income Taxes                                                            94,537
Property and equipment
         Cost                                                                 2,156,063
             Less, accumulated depreciation                                  (1,263,981)
                                                                             ----------
                                                                                892,082
Other assets:                                                                    27,064
                                                                             ----------
Total Assets                                                                 $6,821,559
                                                                             ==========
         LIABILITIES
Current liabilities:
         Current maturities on long-term debt                                $  161,939
         Notes payable, Bank                                                  1,663,572
         Accounts Payable
            Trade                                                               489,847
            Sundry                                                               69,251
         Customer deposits                                                       44,174
         Other current liabilities                                              182,486
                                                                             ----------
         Total Current Liabilities                                            2,611,269

Noncurrent liabilities:
         Deferred Compensation Accrual                                          234,000
         Long-Term Debt, Less Current Maturities                              1,251,300
                                                                             ----------
         Total Liabilities                                                    4,096,569

         SHAREHOLDERS' EQUITY
Common stock; authorized 6,000,000 shares; No Par;
         Shares Issued and Outstanding - 1,689,887                            3,340,226
Preferred stock; Authorized 5,000,000 shares; $5 Par;
         No Shares Issued or Outstanding                                            -0-
Retained Earnings                                                             1,250,378
Cumulative Translation Adjustments                                           (1,865,614)

Total Stockholders' Equity                                                    2,724,990

Total Liabilities & Equity                                                   $6,821,559
                                                                             ==========



    Notes to consolidated financial statements are an integral part hereof

                  WELLINGTON HALL LIMITED, AND SUBSIDIARIES

                           STATEMENTS OF OPERATIONS

                                 (UNAUDITED)


                                                                           Nine Months Ended
                                                                              January 31,
                                                                       1997                 1996
                                                                       ----                 ----
Revenue:
         Sale of Furniture                                           $4,366,674           $4,584,248
         Other Income                                                    24,305               14,907
                                                                     ----------           ----------

Total                                                                 4,390,979            4,599,155
                                                                     ----------           ----------

Cost of Furniture Sold                                                3,003,415            3,188,326
                                                                     ----------           ----------
         Gross Profit                                                 1,387,564            1,410,829
         Other Operating, Selling, General,
           and Administrative Expenses                                1,115,960            1,078,433

Income (Loss) From Operations                                           271,604              332,396

Other Deductions
Interest Expense-S/T                                                    183,044              180,294
Interest Expense-L/T                                                    115,683              124,572
                                                                     ----------           ----------
         Total                                                          298,727              304,866

Income Before Taxes and Extraordinary Items                             (27,123)              27,530

Income Taxes                                                                206                  427
                                                                     ----------           ----------

Net Income                                                              (27,329)              27,103
                                                                     ==========           ==========

Earnings (Loss) Per Share Of Common Stock
Primary And Assuming Fully Diluted

Income Before Extraordinary Item                                          (0.01)                0.01
         Extraordinary Item                                                0.00                 0.00
                                                                     ----------           ----------
Net Income (Loss)                                                    $    (0.01)          $     0.01
                                                                     ==========           ==========




    Notes to consolidated financial statements are an integral part hereof

                  WELLINGTON HALL LIMITED, AND SUBSIDIARIES

                           STATEMENTS OF CASH FLOW

                                 (UNAUDITED)


     Nine Months Ended January 31,                                         1997            1996
Cash flows from operating activities:
    Net income for the years                                          $  (27,329)     $   27,103

Adjustments to reconcile net income to net cash
    provided by (used for) operating activities:
    Depreciation                                                          76,701          93,938
    Deferred compensation                                                 18,000          18,000
    Deferred income taxes                                                      0               0

Changes in assets and liabilities:
    Accounts receivable                                                 (193,166)         78,776
    Note receivable, officer                                                   0               0
    Inventories                                                         (286,002)       (135,682)
    Prepaid expenses                                                     (13,078)         27,870
    Other assets                                                          (3,790)            797
    Accounts payable, customer deposits,
         and other current liabilities                                   (36,674)        (48,056)
    Net cash provided by operating activities                           (465,338)         62,746

Cash flows from investing activities:
    Purchase of equipment                                                (75,458)         (9,005)

Cash flows from financing activities:
    Short-term borrowing                                                 279,996         159,110
    Long-term borrowing                                                  (58,422)       (154,725)
    Proceeds From Equity Capital                                         285,695               0
    Net cash used for financing activities                               507,269           4,384
    Effect of exchange rate on cash                                       29,679          23,005
    Net increase (decrease) in cash                                       (3,848)         81,130
    Cash, beginning of year                                               53,934          30,564
    Cash, end of period                                                   50,086         111,694

Cash paid during the year for:
    Income taxes                                                      $        0      $        0
    Interest                                                          $  298,727      $  304,866




                 The accompanying notes are an integral part
                   of the consolidated financial statements

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 (Unaudited)


1. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company for the interim period presented.

2.  Promotional costs are expensed as they are incurred.

3. The Company takes a physical inventory at the end of the second quarter (October 31,) and at year-end (April 30). At the end of each month and at the end of the first quarter (July 31) and the third quarter (January 31), inventories are adjusted to purchases, production and shipments.


4. The financial statements of the Company's foreign subsidiary, Muebles Wellington Hall, S.A., have been translated into U.S. dollars in accordance with FASB Statement No. 52. All balance sheet accounts have been translated using the current ("spot") exchange rates at the balance sheet date or 13.03 lempiras to 1 U.S. Dollar. Income statement amounts have been translated using the weighted average exchange rate which for the period was 12.42 lempira to 1 U.S. Dollar. The gains and losses resulting from the change in exchange rates during the quarter have been reported separately as a component of shareholders' equity entitled "Cumulative Translation Adjustments." Net currency transaction gains or losses which occur during the quarter are included in net earnings and amounted to approximately $7,800 and $8,200, during the three quarters ended January 31, 1997 and 1996, respectively.

5. Subsequent significant events and changes following the third quarter ended January 31, 1997 have occurred:

    On March 10, 1997, the Company and the Overseas Private Investment Corporation ("OPIC") executed an agreement restructuring the Loan Agreement between Wellington Hall Caribbean Corporation and OPIC. The more significant elements of the restructuring are:


           A. A grace period on principal payments for one year beginning on July 31, 1996
           B. Reducing the amount of quarterly principal payments from $61,937 to 30,969 beginning with the payment due on July 31, 1997.
           C. The interest rate on the loan will be changed from 12% per annum to 10% effective November 1, 1996.

    As a result of the foregoing, "Current Maturities on Long Term Debt" was reduced by $309,666 and added to "Long-Term Debt Less Current Maturities" as reflected on the January 31, 1996 balance sheet.


    As of September 1, 1996, the Company and Mr. Arthur F. Bingham entered into an agreement that was amended as of February 10, 1997. Pursuant to the agreement, Mr. Bingham advanced $285,694 to the Company in October 1996 to be repaid within two years. On February 12, 1997, Mr. Bingham purchased 600,000 shares of the Company's common stock at a price of $.50 per share, which purchase price was paid by cancellation of the foregoing loan and for an additional investment of $14,306.


         As a result of this transaction, "Long Term Debt, Less Current Maturities" will be reduced $285,304, "Other Current Liabilities" will be reduced $14.306 and paid in capital will be increased by $300,000, all during the quarter ended January 31, 1997. The total shares of common stock outstanding will be increased by 600,000 shares to a total of 2,289,887 shares.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                                 (Unaudited)

5. Subsequent significant events and changes following the third quarter ended January 31, 1997 have occurred (Continued)


     On January 16, 1996, Wellington Hall executed the loan documents that increased its line of credit from Lexington State Bank in the amount of $250,000. No borrowings have been made to date. Outstanding borrowings under this facility will bear interest at the rate of prime plus 1 1/2%, payable monthly. Principal payments will be due on demand. The facility is secured by all of the present and future personal property assets of Wellington Hall.

     On February 10, 1997, the Board of Directors of the Company adopted, subject to shareholder approval, the 1997 Stock Option and Restricted Stock Plan (the "Plan") that permits the Company to grant incentive stock options ("ISO's"), nonqualified stock options or restricted stock awards up to an aggregate of 1,200,000 shares of the Company's common stock. The Plan has a ten-year term, and will be administered by an option committee of nonemployee directors (the "Committee").

     On February 10, 1997 the Company granted stock options to Ralph L.
         Eskelsen and Arthur F. Bingham pursuant to the Plan. These options may not be exercised prior to shareholder approval of the Plan. Eskelsen was granted an ISO to purchase 300,000 shares of Common Stock at $0.50 per share. Eskelsen may exercise the ISO to the extent of 200,000 on or after September 1, 1997 up to and including February 1, 1998 and may exercise the ISO in full on or after January 1, 1998 up to and including February 1, 1998. If not sooner terminated, the ISO will terminate three months after Eskelsen's termination of employment with the Company for any reason other than death or three months after Eskelsen's death. In no event will the ISO be exercisable after it expires by its terms. The option price may be paid in U.S. dollars or in Honduran currency at the exchange rate on the date of exercise.

     Bingham received the following ISOs to purchase shares of Common Stock:

                 Option A. Option to purchase 150,000 shares of Common Stock at an exercise price of $0.50 per share. Option A becomes exercisable on September 1, 1998 up to and including February 9, 2004, if Commissioned Retail Sales in the Territory (both as defined in the option agreement) from May 1, 1997 through April 30, 1998 equal or exceed $2,500,000.

                 Option B. Option to purchase 150,000 shares of Common Stock at an exercise price of $0.80 per share. Option B becomes exercisable on September 1, 1999 up to and including February 9, 2004, if Commissioned Retail Sales in the Territory from May 1, 1998 through April 30, 1999 equal or exceed $2,700,000.

                 Option C. Option to purchase 150,000 shares of Common Stock at an exercise price of $0.50 per share. Option C becomes exercisable on September 1, 2000 up to and including February 9, 2004, if Commissioned Retail Sales in the Territory from May 1, 1999 through April 30, 2000 equal or exceed $3,000,000.

         Bingham also received nonqualified options to purchase 150,000 shares of Common Stock at an exercise price of $1.30 per share. The options may be exercised at any time from the date of grant until February 9, 2004.

         If not sooner terminated, the options will terminate three months after Bingham's termination of employment with the Company for any reason other than death or twelve months after Bingham's death. In no event will any option be exercisable after such option expires by its terms.

                         INDEPENDENT AUDITORS' REPORT




To the Shareholders
Wellington Hall, Limited and Subsidiaries
Lexington, North Carolina



We have audited the accompanying consolidated balance sheets of Wellington Hall, Limited and Subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We did not audit the financial statements of Muebles Wellington Hall, S.A., a wholly-owned subsidiary, which statements reflect total assets of $1,693,959 and $1,852,435, respectively, as of April 30, 1996 and 1995, and total revenues of $1,273,301 and $1,897,449, respectively, for the years ended April 30, 1996 and 1995. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Muebles Wellington Hall, S.A., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wellington Hall, Limited and Subsidiaries as of April 30, 1996 and 1995, and the results of their operations, and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            TURLINGTON AND COMPANY, L.L.P.


Lexington, North Carolina
July 12, 1996

                        Report of Independent Auditors
                          (Translated from Spanish)

To the Stockholders of
Muebles Wellington Hall, S.A. de C.V.

We have audited the accompanying balance sheets of Muebles Wellington Hall, S.A. de C.V. (a Honduran Corporation, 99.7% subsidiary of Wellington Hall Caribbean Co.) as of April 30, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Honduras. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

We converted Honduras Generally Accepted Accounting Principles Standards to United States GAAP Standards which resulted in no material changes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muebles Wellington Hall, S.A. de C.V. as of April 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted principles in Honduras.

                                              MORALES PALAO WILLIAM
                                              Y ASOCIADOS
                                              Ernst & Young International


May 22, 1996
Honduras, C.A.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                                               April 30
         ASSETS                                                      1996                     1995
Current assets:
    Cash:
         Cash on hand                                         $        400               $       400
         Cash in demand deposits                                    55,356                    30,892
    Accounts receivable:
         Trade                                                     756,872                   915,013
         Less, allowance for doubtful accounts                     (43,800)                  (28,000)
         Note receivable - officer (Note 2)                         27,908                    40,909
         Inventories (Note 3)                                    4,571,015                 4,718,867
         Prepaid expenses                                          134,076                   175,688
         Deferred income taxes                                      14,327                    10,967
                                                              ------------               -----------
                                                                 5,516,154                 5,864,736
                                                              ------------               -----------
    Property and equipment:
         Cost                                                    2,173,110                 2,258,950
         Less, accumulated depreciation                          1,218,540                 1,142,886
                                                              ------------               -----------
                                                                   954,570                 1,116,064
                                                              ------------               -----------
Other assets:
         Deferred income taxes                                      94,537                    91,230
         Other                                                      36,053                    36,197
                                                              ------------               -----------
                                                                   130,590                   127,427
                                                              ------------               -----------
                                                              $  6,601,314               $ 7,108,227
                                                              ============               ===========

    LIABILITIES
Current liabilities:
    Current maturities on long-term debt (Note 6)             $    347,755               $   218,840
    Notes payable - other (Note 5)                               1,415,698                 1,375,226
    Accounts payable - trade                                       481,797                   649,258
    Customer deposits                                               74,139                   104,370
    Other current liabilities                                      276,159                  310 ,822
                                                              ------------               -----------
                                                                 2,595,548                 2,658,516
Noncurrent liabilities:
    Long-term debt, less current maturities (Note 6)             1,128,907                 1,419,606
    Deferred compensation accrual                                  216,000                   192,000
                                                              ------------               -----------
                                                                 3,940,455                 4,270,122
                                                              ------------               -----------
    SHAREHOLDERS' EQUITY
Common stock; authorized 6,000,000 shares; no par;
    shares issued and outstanding 1996 and 1995
    - 1,689,887                                                  3,054,531                 3,054,531

Preferred stock; authorized 5,000,000 shares; $5 par;
    no shares issued and outstanding for 1996 and 1995                 -0-                       -0-

Cumulative translation adjustments                              (1,669,945)               (1,419,125)
Retained earnings                                                1,276,273                 1,202,699
                                                              ------------               -----------
                                                                 2,660,859                 2,838,105
                                                              ------------               -----------
                                                              $  6,601,314               $ 7,108,227
                                                              ============               ===========


                 The accompanying notes are an integral part
                   of the consolidated financial statements

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES
                      CONSOLIDATED SHAREHOLDERS' EQUITY


                                                                                Years Ended April 30
                                                                                 1996          1995
                                                                                 ----          ----
Common stock:
    Authorized 6,000,000 shares; no par;

    Balances, beginning and end of years
         with no change during the years                                   $  3,054,531     $  3,054,531
                                                                           ------------     ------------

Preferred stock:
Authorized 5,000,000 shares; $5 par;
    issued and outstanding beginning and
    end of years                                                                -0-               -0-
                                                                           ------------     ------------

Cumulative translation adjustments:
    Balances, beginning of years                                             (1,419,125)      (1,231,705)
    Translation of foreign currency statements                                 (250,820)        (187,420)
                                                                           ------------     ------------
    Balances, end of years                                                   (1,669,945)      (1,419,125)
                                                                           ------------     ------------

Retained earnings:
    Balances, beginning of years                                              1,202,699          980,044
    Net income for the years                                                     73,574          222,655
                                                                           ------------     ------------
    Balances, end of years                                                    1,276,273        1,202,699
                                                                           ------------     ------------

                                                                           $  2,660,859     $  2,838,105
                                                                           ============     ============


                 The accompanying notes are an integral part
                   of the consolidated financial statements

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME


                                                                    Years Ended April 30,
                                                                    1996             1995
                                                                   ------            -----
Revenue:
    Sale of furniture                                           $ 5,989,959     $ 7,260,491
    Other income                                                      2,464           3,614
                                                                -----------     -----------
                                                                  5,992,423       7,264,105
                                                                -----------     -----------
Costs and expenses:
    Cost of goods sold                                            4,143,692       5,057,079
    Other operating, selling, general,
         and administrative expenses                              1,390,392       1,629,387
    Interest expense                                                388,829         335,951
                                                                -----------     -----------
                                                                  5,922,913       7,022,417
                                                                -----------     -----------

         Income before income taxes (benefits)                       69,510         241,688

Income taxes (benefits)                                              (4,064)         19,033
                                                                -----------     -----------

         Net income for the years                               $    73,574     $   222,655
                                                                ===========     ===========



Earnings per share of common stock:
    Primary and assuming full dilution:

         Net income for the years                               $       .04     $       .13
                                                                ===========     ===========

                 The accompanying notes are an integral part
                  of the consolidated financial statements

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                     Years Ended April 30,
                                                                     1996           1995
                                                                  ----------     ----------
Cash flows from operating activities:
    Net income for the years                                     $   73,574     $  222,655
    Adjustments to reconcile net income to net cash
         provided by (used for) operating activities:
                 Depreciation                                       111,149        120,568
                 Deferred compensation                               24,000         24,000
                 Deferred income taxes                               (6,667)         9,491
                 Changes in assets and liabilities:
               Accounts receivable                                  164,231         98,130
               Note receivable, officer                              13,001         21,047
               Inventories                                          (71,750)      (289,599)
               Prepaid expenses                                      37,297         (2,866)
               Other assets                                          (6,363)       (16,033)
               Accounts payable, customer deposits,
                 and other current liabilities                     (240,955)       107,896
                                                                 ----------     ----------
               Net cash provided by operating activities             97,517        295,289
                                                                 ----------     ----------

Cash flows from investing activities:
         Purchase of equipment                                      (26,947)       (73,705)
                                                                 ----------     ----------

Cash flows from financing activities:
         Short-term borrowings                                       69,533        (80,771)
         Payments on long-term debt                                (125,354)      (157,622)
                                                                 ----------     ----------

            Net cash used for financing activities                  (55,821)      (238,393)
                                                                 ----------     ----------

Effect of exchange rate changes on cash                               9,715          6,416
                                                                 ----------      ---------

            Net increase (decrease) in cash                          24,464        (10,393)

Cash, beginning of years                                             31,292         41,685
                                                                 ----------      ---------

Cash, end of years                                               $   55,756      $  31,292
                                                                 ==========      =========

Cash paid during the years for:
         Income taxes                                            $   10,499      $  16,443
                                                                 ==========      =========

         Interest                                                $  415,494      $ 334,689
                                                                 ==========      =========

                 The accompanying notes are an integral part
                   of the consolidated financial statements

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            As of and for the Years Ended April 30, 1996 and 1995

1.       Summary of Significant Accounting Policies:
           These consolidated financial statements were prepared on the basis of generally accepted accounting principles. The more significant of these principles are described as follows:

           Inventories are stated at the lower of cost or market with cost computed by use of the first-in, first-out method. Provision has been made for obsolete and slow moving inventory.

           Property and equipment is carried at cost less accumulated depreciation. New assets and expenditures which substantially increase the useful lives of the existing assets are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed by use of the straight-line method over the estimated useful lives of the assets.

           The weighted average number of shares of common stock outstanding and "common stock equivalents" are totaled in determining both primary and fully diluted earnings per share.

           The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Wellington Hall Caribbean Corp. and Muebles Wellington Hall, S.A. All intercompany accounts and transactions have been eliminated in consolidation. The Muebles Wellington Hall, S.A. subsidiary was formed during the year ended April 30, 1990 and accounted for as a purchase.


           The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. All balance sheet accounts have been translated using the current exchange rates at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the change in exchange rates during the year have been reported separately as a component of shareholders' equity entitled "Cumulative Translation Adjustments". Net currency transaction gains and (losses) which occur during the year are included in net earnings and amounted to approximately $11,969 and ($690), respectively, during the years ended April 30, 1996 and 1995.


           The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

2.  Note Receivable - Officer:
           On January 30, 1992, Hoyt Hackney, President and Chief Executive Officer, exercised options and awards for 180,000 shares of common stock at the option price of $.80 per share resulting in a net increase in common stock of $144,000. This increase was accomplished by cash of $40,000 being paid over to the Company along with the issuance of a demand note to the Company by Hoyt Hackney of $104,000. The note receivable - officer is collateralized by the assignment of the interest the officer has in the Company's deferred compensation accrual account and bears interest at the federal rate as issued from time to time.

           The note balance at April 30, 1996 and 1995 was $27,908 and $40,909, respectively.

3.  Inventories:
             Inventories consisted of the following:

                                                                     1996               1995
                                                                     ----               ----
               Finished goods                                      $1,642,115       $1,820,214
               Work-in-process                                      2,057,076        1,734,905
               Raw materials                                          871,824        1,163,748
                                                                   ----------       ----------
                                                                   $4,571,015       $4,718,867
                                                                   ==========       ==========

4.  Property and Equipment:
             The major classes are as follows:

                                                                    1996              1995
                                                                    ----              ----
               Land and buildings                                 $1,121,207       $1,145,345
               Machinery and equipment                               887,479          932,840
               Furniture, fixtures and other equipment               164,424          180,765
                                                                  ----------       ----------
                                                                  $2,173,110       $2,258,950
                                                                  ==========       ==========

           Depreciation expense for the years ended April 30, 1996 and 1995 amounted to $111,149 and $120,568, respectively.


5.  Short-term Loans:
           The Company has a demand loan payable to Lexington State Bank for $90,000 and $100,000, respectively, at April 30, 1996 and 1995.

           The Company has a line of credit agreement for short-term debt with Lexington State Bank. The bank agreed to extend to the Company in the form of a line of credit the lesser of $1,200,000 or 70% of the Company's accounts receivable less than 60 days old, 50% of the finished goods inventory, and 10% of the work-in-process and raw materials inventories which sum amounted to $973,964 at April 30, 1996 and $1,503,542 at April 30, 1995. The Company executed a $1,200,000 demand promissory note against which the

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

5.  Short-term Loans (Continued):

           bank shall advance funds at the Company's request. Interest is at the rate of 1% above prime. This agreement is reviewed annually for renewal.

           At April 30, 1996 and 1995, $1,113,000 and $1,099,000, respectively, was advanced under this agreement. This loan is secured by all present and future personal property assets of the Company.

           The Company had short-term loans with two Honduran banks with interest rates of 25% in the amount of $212,698 and $176,226, respectively, at April 30, 1996 and 1995. The banks have a second mortgage on fixed assets as security for these loans.

6.  Long-term Debt:
         Long-term debt consisted of the following:

                                                                      1996              1995
                                                                      ----              ----
         E. Kemm:
                 Interest payable monthly at 1%
                 above prime                                       $   25,000       $   25,000

         Overseas Private Investment Corporation:
                 Interest rate 12.00%, payable in
                 quarterly installments of $61,937
                 plus interest                                      1,021,968        1,145,844

         Lexington State Bank:
                 Interest rate 9.75% and 8.25%,
                 payable in monthly installments
                 of $7,000 with interest at 1.5%
                 above prime                                          429,694          467,602
                                                                   ----------       ----------
                                                                    1,476,662        1,638,446
         Less, current maturities                                     347,755          218,840
                                                                   ----------       ----------
                                                                   $1,128,907       $1,419,606
                                                                   ==========       ==========

         The weighted average interest rate paid E. Kemm amounted to 9.61% and 9.00%, respectively, for the years ended April 30, 1996 and 1995.

         E. Kemm is a stockholder and an officer of the Company.

         The Overseas Private Investment Corporation loan is secured by a first lien on all real estate and all current and future fixed assets of Muebles Wellington Hall, S.A. and a security interest in the Sales Agreement between Muebles Wellington Hall, S.A. and Wellington Hall Caribbean Corp.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

6.  Long-term Debt (Continued)
         The Lexington State Bank loan is secured by a first lien on all assets of Wellington Hall, Limited.

         The projected payments of long-term debt in each of the five years subsequent to April 30, 1996 are:

         Year Ending April 30                                         Amount
         --------------------                                         ------
                 1997                                                $347,755
                 1998                                                 296,277
                 1999                                                 301,226
                 2000                                                 306,687
                 2001                                                  64,941





7.  Capital Stock:
         The Company, in accordance with its long-term loan agreement and line of credit with Lexington State Bank, is restricted from paying dividends on its capital stock without prior written consent of the bank.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

8.  Income Taxes:
           At April 30, 1996, the Company had federal operating loss carryforwards of $62,373 that expire in 2010 and 2011, and state net operating loss carryforwards of $975,358 that expire in 1997, 1998, 2000, and 2001. For financial reporting purposes, a valuation allowance of $116,734 has been recognized to offset the deferred tax assets related to the carryovers and certain other deferred tax assets.


           At April 30, 1995, the Company had a federal operating loss carryforward of $24,282 that expires in 2010, and state net operating loss carryforwards of $884,657 that expire in 1997, 1998, and 2000. For financial reporting purposes, a valuation allowance of $45,737 has been recognized to offset the deferred tax assets related to the state net operating loss carryforwards.

           Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                      1996             1995
                                                                      ----             ----
         Deferred tax assets:
           Book over tax amortization                              $  10,059         $ 16,024
           Book allowance for doubtful accounts                       14,327           10,967
           Tax over book inventory                                    42,402
           Deferred compensation                                      84,478           75,206
           State net operating loss carryforward                      49,938           45,737
           Federal net operating loss carryforward                    24,394
                                                                   ---------         --------
                                                                     225,598          147,934
           Valuation allowance for deferred
             tax assets                                             (116,734)         (45,737)
                                                                   ---------         --------
                     Deferred tax assets                           $ 108,864         $102,197
                                                                   =========         ========

         Classification of the Company's Consolidated Balance Sheets is as follows:

                                                                     1996              1995
                                                                     ----              ----
         Current                                                    $ 14,327         $ 10,967
         Noncurrent                                                   94,537           91,230
                                                                    --------         --------
                                                                    $108,864         $102,197
                                                                    ========         ========

         There follows reconciliations of the income taxes per the income tax returns with the income tax deductions per the Consolidated Statements of
Income:

                                                                       1996              1995
                                                                       ----              ----
                 Amounts shown by returns (net)                      $  2,603           $ 9,542
                 Deferred income taxes                                 (6,667)            9,491
                                                                     --------           -------
                                                                       (4,064)          $19,033
                                                                     ========           =======
                 Effective income tax rates                             (5.8%)              7.8%
                                                                     ========           =======

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

8.  Income Taxes (Continued):


           No provision has been made for U. S. income taxes on unremitted earnings of the foreign subsidiary (approximately $1,094,000 and $1,072,000, respectively, at April 30, 1996 and 1995) since it is the present intention of management to indefinitely reinvest these earnings.

           The components of income before income taxes are as  follows:

                                                                       1996          1995
                                                                      -------      ---------
                 Domestic                                             $47,499      $(134,286)
                 Foreign                                               22,011        375,974
                                                                      -------      ---------
                                                                      $69,510        241,688
                                                                      =======      =========

             Federal, foreign, and state income taxes consisted of the following:

                                                                      1996             1995
                                                                    -------          --------
               Federal                                              $(5,809)         $  9,491
               Foreign                                                   36             1,122
               State                                                  1,709             8,420
                                                                    -------          --------
                                                                    $(4,064)         $ 19,033
                                                                    =======          ========

           The following schedule reconciles the differences between the U. S. federal income tax rate and the effective tax rate:

                                                                      1996             1995
                                                                    --------         --------


             Tax computed at the U. S. federal rate                   34.0%            34.0%
             Increases (decreases) resulting from:
               State income tax, net of federal benefit                2.4              2.3
               Foreign income taxed at
                  different rates                                    (10.7)           (34.0)
               Deferred income taxes                                  (9.6)             4.0
               Nondeductible expenses and benefit
                  of domestic net operating loss                     (17.4)
               Other                                                  (4.5)             1.5

                                                                      (5.8%)            7.8%
                                                                     -----           ------

           At April 30, 1994, the Company had the following carryovers subject to certain restrictions of the tax laws and regulations. Generally, jobs credits may be carried over for fifteen years subject to the provisions in the Tax Reform Act of 1986:

                       Year Ended                                      Jobs
                        April 30                                      Credits
                     --------------                                   -------
                          1985                                        $1,914
                          1986                                         2,754
                          1987                                         2,270
                                                                      ------
                                                                      $6,938
                                                                      ======

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

9. Financial Information Relating to Foreign and Domestic Operations and Export Sales:


                                                                     1996            1995
                                                                 ------------   --------------
           Sales to unaffiliated customers:
             United States                                        $5,985,826       $7,226,030
             Republic of Honduras                                      4,133           34,461
                                                                  ----------       ----------
               Total sales                                        $5,989,959       $7,260,491
                                                                  ==========       ==========

           Sales (export sales) or transfers between
             geographic areas:
               Sales from Republic of Honduras subsidiary
               to United States parent company, at market
               value (export sales)                               $1,269,168       $1,851,165
                                                                  ==========       ==========

           Transfers from United States parent
             company to Republic of Honduras subsidiary
             of materials and supplies, at cost                   $  211,206       $  316,244
                                                                  ==========       ==========


                                                                     1996             1995
                                                                     ----             ----
           Operating profit:
             United States                                        $  333,693       $  129,033
             Republic of Honduras                                    124,646          448,606
                                                                  ----------       ----------

                     Income before interest and
                        income taxes                              $  458,339       $  577,639
                                                                  ==========       ==========

           Identifiable assets:
             United States                                        $4,907,355       $5,255,792
             Republic of Honduras                                  1,693,959        1,852,435
                                                                  ----------       ----------
                     Total assets                                 $6,601,314       $7,108,227
                                                                  ==========       ==========


10.  Leases:
           The Company leases showroom space and office equipment under noncancelable leases expiring April 14, 1999.


           Net minimum annual lease payments on the foregoing leases amount to $104,066 for 1997, $103,007 for 1998, and $34,218 for 1999.

           Net lease expenses of the foregoing leases for the years are summarized as follows:

                                                                      1996            1995
                                                                    ---------      ----------
                 Lease expense                                      $  86,478      $  103,717
                                                                    =========      ==========

                   WELLINGTON HALL, LIMITED AND SUBSIDIARIES

11.  Contingent Liability:
           In accordance with the Honduran Labor Code, the Company has the obligation to pay severance compensation to its employees in the event of dismissal under certain specific circumstances. It is the policy of the Company to pay such severance payments in accordance with the law. At April 30, 1996 and 1995, the estimated contingent liability aggregated approximately $133,488 and $74,242, respectively. The contingent liability of $133,488 represents the amount of severance pay owed if the Company's entire Honduran operation were closed down during fiscal 1997. FAS 112 requires that a liability be accrued only if the triggering event is probable. In the opinion of management of the Company, it was not deemed probable that the Honduran operations would be closed during fiscal 1997.

12.  Earnings Per Share:
           Earnings per share of common stock are based on the average number of shares of common stock outstanding during each period.

           For the years ended April 30, 1996 and 1995, there were no common share equivalents were outstanding. When dilutive, stock options are included as share equivalents using the treasury stock method. The number of shares used in computing primary and fully diluted earnings per share were 1,689,887.


13.  Incentive Plan:
           The Company has an Incentive Plan covering certain officers and key employees who have the greatest opportunities to contribute to current earnings and the future success of the Company's operations. The amount determined under the Incentive Plan is based upon profits of the Company.

           On January 1, 1987, the President of the Company executed a new employment contract and forfeited his rights under the Incentive Plan as one of the conditions of the new contract.

14.  Deferred Compensation Agreement:
           On May 8, 1987, the Company adopted a Deferred Compensation Agreement with the President of the Company which will provide for the payment of $50,000 per year for 10 years in monthly installments when the President reaches age 62 and retires. The Agreement provides that if he dies before he has received the total payments or if he dies before retirement, then his beneficiary shall receive the benefit balance thereof in monthly installments. In future years, the deferred compensation will be accrued over the remaining term of service by the President on a present value basis. The accruals for the years ended April 30, 1996 and 1995 were $24,000.

15.  Profit Sharing Plan:
           During the year ended April 30, 1987, the Company adopted a combined Profit Sharing and Salary Reduction Plan. The Company contributes 50% of the employee contributions with a 2% maximum Company contributions on each employee's salary. The Plan also has a feature whereby the Directors can set aside certain profits as determined annually by the Directors. The Profit Sharing and Salary Reduction Plans are tax exempt under applicable sections of the Internal Revenue Code. The contributions by the Company for the years ended April 30, 1996 and 1995 were $8,143 and $9,650, respectively.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

16.  Quarterly Financial Data (Unaudited):
           The following is a summary of the quarterly results of operations for the years ended April 30, 1996 and 1995:


                                                              Fiscal 1996 Quarters
                                                              --------------------
                                             First            Second           Third            Fourth
                                             -----            ------           -----            ------
            Net Sales                      $1,473,474       $1,614,388       $1,496,387       $1,405,710

            Cost of goods sold                981,741        1,095,476        1,111,108          955,367

            Net income (loss)                  44,756           13,361          (31,015)          46,472

            Net income (loss) per
               common share (primary
               and fully diluted)               .03             .01              (.02)             .03

         Quarterly Financial Data (Unaudited):

                             Fiscal 1995 Quarters

                                             First            Second           Third            Fourth
                                             -----            ------           -----            ------
            Net Sales                      $1,823,644       $1,848,345       $1,975,615       $1,612,887

            Cost of goods sold              1,192,351        1,161,284        1,356,594        1,346,850

            Net income (loss)                 131,891          170,660          113,678         (193,574)

            Net income (loss) per
               common share (primary
               and fully diluted)               .08             .10              .07             (.12)


17.  Nature of Operations and Concentration of Credit Risk:
           Wellington Hall, Limited and Subsidiary, Muebles Wellington Hall, S.A., are manufacturers of wall systems, dining room, bedroom and accent and occasional furniture, with plant facilities located in Lexington, North Carolina and San Pedro Sula, Honduras. The accent and occasional furniture accounts for approximately 40% of the Company's total sales. The remaining 60% of total sales is split about evenly over the other three product lines. Wellington Hall Caribbean Corp., the other subsidiary, is a sales organization located in Lexington, North Carolina that is responsible for selling Muebles Wellington Hall, S.A.'s products to both the general public and Wellington Hall, Limited. The Company grants credit to customers who are located primarily in the United States.

           The Company's policy is to maintain its cash balances in reputable financial institutions insured by the Federal Deposit Insurance Corporation which provides $100,000 of insurance coverage on each customer's cash balances.

                  WELLINGTON HALL, LIMITED AND SUBSIDIARIES

18.  Disclosures About Fair Value of Financial Instruments:
           Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


             Cash:
               The carrying amount approximates fair value.

             Notes receivable - officer:
               The carrying amount approximates fair value.

             Note payable - other:
               Due to the fact that these are short-term notes payable within one year, the carrying amount approximates fair value.

             Long-term debt:
               The fair value of long-term debt is estimated based on the current rates the Company could obtain on debt of the same remaining maturities.

           The estimated fair values of the Company's financial instruments as of April 30, 1996 are as follows:

                                                        Carrying             Fair
                                                          Amount            Value
                                                          ------            -----
             Cash                                   $     55,756     $     55,756
             Note receivable - officer                    27,908           27,908
             Notes payable - other                     1,415,698        1,415,698
             Long-term debt                            1,476,662        1,520,652

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IX of the Company's Amended and Restated Bylaws provides:

                                   ARTICLE IX

                   Indemnification of Officers and Directors

         Section 1. Indemnification Provisions. Any person who at any time serves or has served as a director or officer, employee or agent of the corporation or of any wholly-owned subsidiary of the corporation, or in any such capacity at the request of the corporation for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the corporation or of any wholly-owned subsidiary thereof (a "Claimant"), against whom a claim shall be made after September 25, 1986, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom (a "proceeding"), seeking to hold the Claimant liable by reason of the fact that he is or was serving in such capacity (whether the basis of such proceeding is alleged action in such official capacity or in any other capacity while serving in such official capacity), shall have a right to be indemnified and held harmless by the corporation against all liabilities and litigation expenses (as hereinafter defined); provided that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the corporation or (b) any liabilities or litigation expenses if the activities of the Claimant leading to such liabilities or litigation expenses were at the time taken by such Claimant known or believed by him to be clearly in conflict with the best interests of the corporation.

         Section 2. Definitions. As used in this Article, (a) "liabilities" shall include, without limitation, (1) payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which a Claimant had become liable in any proceeding and (2) payments in settlement of any such proceeding, subject, however, to Section 4 hereof; and (b) "litigation expenses" shall include, without limitation, (1) reasonable costs and expenses and attorneys' fees and expenses actually and necessarily incurred by the Claimant in connection with any proceeding and (2) reasonable costs and expenses and attorneys' fees and expenses in connection with the enforcement of rights to the indemnification granted hereby or by applicable law, if such enforcement is successful in whole or in part. The term "disinterested directors," as used in this Article IX, shall mean directors who are not party to the proceeding in question.

         Section 3. Litigation Expense Advances. (a) Any litigation expenses shall be advanced to any Claimant within 15 days of receipt by the Secretary of the corporation of his demand therefor, together with his undertaking to repay to the corporation such amount unless it is ultimately determined that Claimant is entitled to be indemnified by the corporation against such expenses. The Secretary shall forward notice of such demand and undertaking immediately to all directors of the corporation. Any disinterested director may then, if desired, call a meeting of a committee which shall include all disinterested directors. No such advance shall be made if a majority of the disinterested directors shall have determined that the litigation expenses are or have been incurred on account of activities which at the time taken by such Claimant were known or believed by him to be clearly in conflict with the best interests of the corporation.

         (b) No such advance of any particular items of litigation expenses shall be made if a majority of the disinterested directors affirmatively determines that such particular items are unreasonable. In any such case, such directors must determine the excessive amount by which such item or items of expense were unreasonable and the corporation shall withhold advances of expenses only in the excessive dollar amount so determined unreasonable.

         Section 4. Settlements. The corporation shall not be liable to indemnify the Claimant for any amounts paid in settlement of any proceeding effected without the corporation's written consent. The corporation will not unreasonably withhold its consent to any proposed settlement.

         Section 5. Approval of Indemnification Payments. Except as may be determined in an action brought pursuant to Section 6 below, indemnification payments by the corporation for liabilities and litigation expenses (or a termination of the undertaking required under Section 3 above with respect to advanced expenses) may be made only following a determination that the activities of the Claimant were not of the kind described in Section 1(b), which determination shall be made (a) by a majority of the disinterested directors (if there are at least two such directors), (b) if there are not two such directors, or if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion, (c) by a majority of the shareholders or (d) in accordance with any other reasonable procedures prescribed by the Board of Directors prior to the assertion of the claim for which indemnification is sought. The reasonableness of amounts of settlements and litigation expenses may be approved by a majority of the Board of Directors.

         Section 6. Right of Claimant to Bring Suit. If a claim under Section 1 is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, or a demand for advances is not paid within 15 days of receipt by the corporation thereof with an undertaking as described in Section 3, the Claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim or demand. It shall be a defense to any such action that the Claimant's liabilities or litigation expenses were incurred on account of activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation, or were unreasonable, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its disinterested directors, independent legal counsel, or shareholders) to have made a determination prior to the commencement of such action that indemnification of the Claimant is proper in the circumstances nor an actual determination by the corporation (including its disinterested directors, independent legal counsel, or its shareholders) that the Claimant had not met such applicable standard of conduct shall be a defense to the action or create a presumption that Claimant has not met the applicable standard of conduct.

         Section 7. Consideration; Personal Representatives and Other Remedies. Any person who during such time as this Article IX of the Bylaws is in effect serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing so or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. The right of indemnification provided herein shall inure to the benefit of the legal representatives of any person who qualifies or would qualify as a Claimant hereunder and such right shall not be exclusive of any other rights to which such person or legal representative may be entitled apart from these resolutions.

         The North Carolina General Statutes contain provisions prescribing the extent to which directors and officers shall or may be indemnified. These statutory provisions are set forth below:

                      CH. 55 N.C. BUSINESS CORPORATION ACT

                            Part 5. Indemnification.

Section  55-8-50.  Policy Statement and Definitions.

         (a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized, in this Part.

         (b)  Definitions in this Part:

                 (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

                 (2) "Director"means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

                 (3) "Expenses" means expenses of every kind incurred in defending a proceeding, including counsel fees.

                 (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred with respect to a proceeding.

                 (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for another foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

                 (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                 (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Section  55-8-51.  Authority to Indemnify.

         (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

                 (1)      He conducted himself in good faith; and

                 (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

                 (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

         (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (d)     A corporation may not indemnify a director under this section:

            (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

            (2)  In connection with any other proceeding charging improper
         personal benefit to   him, whether or not involving action in his
         official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

         (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

Section  55-8-52.  Mandatory Indemnification.

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section  55-8-53.  Advance For Expenses.

         Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

Section  55-8-54.  Court-ordered indemnification.

         Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

         (1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

         (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

Section  55-8-55.  Determination and Authorization of Indemnification.

         (a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

   (b) The determination shall be made:

         (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

         (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

         (3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision
         (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

         (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

   (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

Section  55-8-56.  Indemnification Of Officers, Employees, and Agents.

         Unless a corporation's articles of incorporation provide otherwise:

         (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director.
         (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

         (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section  55-8-57.  Additional Indemnification and Insurance.

         (a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a
corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur account of his activities which were at the time taken known or believed by him to be clearly in conflict with the b interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify a person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trust or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

         (b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted again any director prior to its adoption, authorization, or approval by the board of directors.

         (c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a direct officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

Section  55-8-58.  Application of Part.

         (a) If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

         (b) This Part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a name defendant or respondent to the proceeding.

         (c) This Part shall not affect rights or liabilities arising out of acts or omissions occurring before July 1, 1990.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Other expenses of issuance and distribution are estimated as follows:



        Registration Fees                        $   292

        Subscription Agent Fees                  $ 4,000

        Costs of Printing                        $ 4,000

        Legal Fees and Expenses                  $30,000

        Accounting Fees and Expenses             $ 3,000

        Miscellaneous Expenses                   $ 3,708

              Total Expenses                     $45,000



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


         In connection with the employment of Arthur F. Bingham as Senior Executive Vice President of Sales and Marketing, Mr. Bingham made a loan to the Company of $285,694 at terms included in an addendum to his Employment and Stock Purchase Agreement with the Company. On February 12, 1997, Mr. Bingham purchased 600,000 shares of Common Stock of the Company at a purchase price of $.50 per share, which purchase price was paid by cancellation of the foregoing loan and for an additional investment of $14,306. Inasmuch as Mr. Bingham is an executive officer of the Company and had access to all available information about the Company, the Company relied on Section 4(2) of the Securities Act to exempt said offer and sale from registration.


ITEM 27.  EXHIBITS.

         The following exhibits, listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-B, are included in
Part II of this Registration Statement. Exhibit numbers omitted are not applicable.



EXHIBIT NO.                                EXHIBIT
-----------                                -------
*3(a)            Amended and Restated Charter of Wellington Hall, Limited, filed as Exhibit 3.1 to the Company's Annual
                 Report on Form 10-K for the fiscal year ended April 30, 1987

*3(b)            Amended and Restated Bylaws of Wellington Hall, Limited, filed as Exhibit 3.2 to the Company's Annual
                 Report on Form 10-K for the fiscal year ended April 30, 1987

5                Opinion of Schell Bray Aycock Abel & Livingston P.L.L.C.

*10(a)           Wellington Hall Executive Stock Plan, filed as Exhibit 10.1 to the Company's Annual Report on Form 10-K
                 for the fiscal year ended April 30, 1986

 *10(b)          Employment and Executive Deferred Compensation Agreement between the Company and Hoyt M. Hackney Jr., effective January 1, 1987 and May 8, 1987, respectively, filed as Exhibit 10.2 to the Company's Annual
                 Report on Form 10-K for the fiscal year ended April 30, 1987

 *10(c)          Note - Security Agreement dated April 23, 1986 between the Company and Lexington State Bank, filed as
                 Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1987

 *10(d)          Loan Agreement dated April 15, 1987 between the Company and Lexington State Bank, filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1987

 *10(e)          Note - Security and North Modification Agreements dated April 26, 1988 between the Company and
                 Lexington State Bank, filed as Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1988

 *10(f)          Loan Agreement dated December 22, 1989, as amended on July 19, 1990, between Wellington Hall Caribbean
                 Corporation and the Overseas Private Investment Corporation, filed as Exhibit 10.6 to the Company's
                 Annual Report on Form 10-K for the fiscal year ended April 30, 1990

 *10(g)          Subordination Agreement, dated December 22, 1989 between Wellington Hall Limited, Wellington Hall
                 Caribbean Corporation, Muebles Wellington Hall, S.A., and the Overseas Private Investment Corporation,
                 filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30,
                 1990

**10(h)          Loan Agreement dated July 24, 1990 between the Company and Lexington State Bank

 *10(i)          Amendment to Loan Agreement dated February 1, 1991 between the Company and Lexington State Bank, filed as Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1991

 *10(j)          Loan Agreement dated August 20, 1991 between Muebles Wellington Hall, S.A. and Banco de Honduras, S.A.,
                 filed as Exhibit A to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1991

 *10(k)          Amendment to Loan Agreement dated April 10, 1992 between the

                 Company and Lexington State Bank, filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for
                 the fiscal year ended April 30, 1992

 *10(l)          Promissory Note dated January 23, 1992 between the Company and Hoyt M. Hackney, Jr., filed as Exhibit
                 10.12 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1992

 *10(m)          Amendment to Executive Deferred Compensation Agreement dated January 23, 1992 between the Company and
                 Hoyt M. Hackney, Jr., filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1992

 *10(n)          Loan Agreement, dated June 28, 1993, between the Company and Lexington State Bank, filed as Exhibit
                 10.14 to the Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1993

 *10(o)          Lease Agreement dated November 1, 1993 by and between North Hamilton Corporation and the Company, filed as Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1994

 *10(p)          Amendment to the Loan Agreement dated September 1, 1994 between Wellington Hall Caribbean Corporation and the Overseas Private Investment Corporation, filed as Exhibit 10.16 to the Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1995

**10(q)          Promissory Note dated January 16, 1997 between the Company and Lexington State Bank

 *10(r)          Amended Loan Agreement dated March 10, 1997 with the Overseas Private Investment Corporation, filed as Exhibit 10.18 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended January 31, 1997

 *10(s)          Employment and Stock Purchase Agreement dated September 1, 1996 between the Company and Arthur F.
                 Bingham, filed as Exhibit 10.17 to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended July 31, 1996.

**10(t)          Employment Agreement dated December 1, 1997 between the Company and Ralph L. Eskelsen

**10(u)          Addenda to Employment and Stock Purchase Agreement dated September 1, 1996 between the Company and
                 Arthur F. Bingham dated February 10,

                 1997

**10(v)          1997 Stock Option and Restricted Stock Plan

**10(w)          Nonqualified Stock Option Agreement dated as of February 10, 1997 between the Company and Arthur F.
                 Bingham

**10(x)          Incentive Stock Option Agreement dated as of February 10, 1997 between the Company and Arthur F.
                 Bingham

**10(y)          Incentive Stock Option Agreement dated as of February 10, 1997 between the Company and Ralph L.
                 Eskelsen

**10(z)          Form of Letter Agreement between the Company and Lexington State Bank

**11             Statement re Computation of Per Share Earnings

 *22             Subsidiaries of the Registrant, filed as Exhibit 22 to the Company's Annual Report on Form 10-KSB for
                 the fiscal year ended April 30, 1996


  23(a)          Consent of Schell Bray Aycock Abel & Livingston P.L.L.C. is contained in its opinion filed as Exhibit 5

  23(b)          Consent of Turlington & Company, L.L.P.

  23(c)          Consent of Morales Palao William Y Asociados, Ernst & Young International

**25             Power of Attorney (included on Signature Page)

**99(a)          Form of Stock Order Form

**99(b)          Form of Transmittal Letter to Shareholders

----------------------------------
* Incorporated by reference to the statement or report indicated
**Previously filed


ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change from the information included in this registration statement; and (iii) to include any additional or changed material information with respect to the plan of distribution from that which is included in this registration statement. (2) That, for the purpose of determining liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be treated as the initial bona fide offering thereof. (3) That, for the purpose of determining liability under the Securities Act of 1933, as amended, information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (b)(4) or Rule 497(h) under the Securities Act shall be treated as part of this registration statement at the time of effectiveness. (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         The undersigned registrant undertakes to, before any unsubscribed for shares of Common Stock are offered and sold to the public, supplement the Prospectus to include the results of the subscription offer and the terms of any later reoffering. If the registrant makes any public offering of the securities on terms different from those on the cover page of the Prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Lexington, State of North Carolina, on April 8, 1997.


                                      WELLINGTON HALL, LIMITED


                                      By: /s/ Hoyt M. Hackney
                                          -------------------------------------
                                              Hoyt M. Hackney, President, Chief
                                              Executive Officer, Chief Financial
                                              Officer, Treasurer and Director






         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                          TITLE                               DATE
             ---------                          -----                               ----
/s/ Hoyt M. Hackney                    President, Chief Executive              April 8, 1997
----------------------------------     Officer, Chief Financial
Hoyt M. Hackney                        Officer, Treasurer (Chief
                                       Accounting Officer) and Director


                  *                    Executive Vice President                April 8, 1997
----------------------------------     and Director
Ernst B. Kemm

                  *                    Chairman of the Board                   April 8, 1997
----------------------------------     of Directors
Donald W. Leonard

                  *                    Secretary and Director                  April 8, 1997
----------------------------------
William W. Woodruff

                  *                    Senior Executive Vice President         April 8, 1997
----------------------------------     of Sales and Marketing and Director
Arthur F. Bingham


* Hoyt M. Hackney, by signing his name hereto, does sign this document on behalf of the person indicated above pursuant to a Power of Attorney duly executed by such person and filed with the Securities and Exchange Commission.

By: /s/ Hoyt M. Hackney
    -------------------------------------
        Hoyt M. Hackney
        Attorney-in-Fact